Exhibit 10.58

EXECUTION VERSION

Certain identified information has been excluded from the exhibit because it is both not material and would likely cause competitive harm to the registrant if publicly disclosed.

Common Terms Agreement

Dated 15 October 2018

Brooge Petroleum and Gas Investment Company FZC

(as the Company)

The Guarantors listed in Schedule 2

(as Guarantors)

First Abu Dhabi Bank PJSC

(as Investment Agent)

First Abu Dhabi Bank PJSC

(as Arranger)

First Abu Dhabi Bank PJSC

(as Security Agent)

First Abu Dhabi Bank PJSC

(as Account Bank)

The Participant listed in Schedule 1

(as Original Participant)

Dentons & Co Level 4, Trade Centre – West Tower Abu Dhabi Mall PO Box 47656 Abu Dhabi United Arab Emirates

Contents (i)

Contents (ii)

Common Terms Agreement

Dated	15 October 2018

Between

(1)	Brooge Petroleum and Gas Investment Company FZC, a free zone company incorporated under the laws of Fujairah Free Zone, Fujairah, UAE with registration number 13-FZC-1117 and whose principal place of business is at P.O. Box 50170, Fujairah, UAE (the Company);

(2)	each company listed in Schedule 2 (as Guarantors);

(3)	First Abu Dhabi Bank PJSC whose principal office is at FAB Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as Investment Agent for and on behalf of the Participants (the Investment Agent);

(4)	First Abu Dhabi Bank PJSC whose principal office is at P.O. Box 40057, Abu Dhabi, UAE acting in its capacity as mandated lead arranger and bookrunner (the Arranger);

(5)	First Abu Dhabi Bank PJSC whose principal office is at FAB Building, Khalifa Business Park, Al Qurm District, P.O. Box 6316, Abu Dhabi, UAE acting in its capacity as security agent for the Secured Parties (the Security Agent);

(6)	First Abu Dhabi Bank PJSC whose principal office is at P.O. Box 40057, Abu Dhabi, UAE acting in its capacity as account bank (the Account Bank); and

(7)	the Participants listed in Schedule 1 (the Original Participant).

Recitals

A	The Participants have agreed to appoint the Investment Agent and the Security Agent on the terms of this Agreement. Accordingly this Agreement shall also be construed as an investment agency agreement.

B	The Obligors have agreed to give certain undertakings and warranties in favour of the Finance Parties.

C	The Finance Parties have agreed to make facilities available on the terms of the Finance Documents.

D	The Parties wish to enter into this common terms agreement (the Agreement) to set out the framework for the provision of the facilities and entry into of the other Finance Documents.

It is agreed:

1	Definitions and interpretation

1.1	Definitions

Unless otherwise defined in this Agreement, words and expressions defined (directly or indirectly) in any other Finance Document shall have the same meaning when used in this Agreement. The following definitions also apply to this Agreement:

ABC Laws means Anti-Bribery and Corruption Laws means all applicable anti-bribery and corruption laws and regulations including but not limited to the US Foreign and Corrupt Practices Act 1977 and the UK Bribery Act 2010.

Acceleration means any action taken by the Investment Agent pursuant to clause 21.17 (Consequences of an Event of Default) or other similar action by any other Secured Party (and, where the context requires, Accelerate, Accelerated and any derivative of either shall be construed accordingly).

Accounts means:

(a)	the Collection Account; and

(b)	the Facility Service Reserve Account.

Account Security means a UAE law movables pledge agreement in respect of each Account between the Company and the Security Agent in the Agreed Form.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agreed Form means, in relation to any document, the agreed form of that document either:

(a)	as delivered to and accepted by the Investment Agent (acting on the instructions of all Participants) on or prior to the date of this Agreement or otherwise as confirmed by representatives of the Company and of the Investment Agent (acting on the instructions of all Participants) as in agreed form prior to the date of this Agreement; or

(b)	if not so delivered or confirmed, is in form and substance reasonably acceptable to the Investment Agent (acting on the instructions of all Participants).

Annual Accounts means the annual audited consolidated financial statements of the Company delivered or to be delivered to the Investment Agent pursuant to Clause 15.1(a).

Applicable Anti Bribery Law means any bribery, fraud, kickback or other similar anti-corruption law or regulation of any relevant country, including the Bribery Act 2010 and the US Foreign Corrupt Practices Act 1977.

Assignment Agreement has the meaning given to it in Clause 26.3.1.

Assignment of Project Documents means the UAE law movables pledge and assignment granted by the Company in favour of the Security Agent in relation to certain of the Project Documents (as defined therein) other than the Project Site Lease in the Agreed Form.

Assignment of Receivables means the UAE law movables pledge and assignment dated on or about the date of this Agreement granted by the Company in favour of the Security Agent in relation to all Terminal Revenue, including relating to the               Offtake Contract in the Agreed Form.

Assignment of Insurances means the UAE law movables pledge and assignment dated on or about the date of this Agreement granted by the Company in favour of the Security Agent in relation to the Insurances in the Agreed Form.

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration required in connection with the Transaction Documents or the Project.

Authorised Activity has the meaning given to it in Clause 10.1 (Definitions).

Bank Technical Adviser means the engineer acting as the technical adviser solely to the Investment Agent.

Base Currency means Dirhams.

Basel III means:

(a)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: a global regulatory framework for more resilient banks and banking systems”, “Basel III: international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking supervision in December 2010, each as amended, supplemented or restated;

(b)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated;

(c)	the agreements contains in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017 as amended, supplemented or restated; and

(d)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to the agreements or rules referred to in paragraph (a), (b) or (c) above.

Business Day means:

(a)	for the purposes of making AED payments or fixing EIBOR under this Agreement, a day (other than Friday or Saturday) on which banks are open for general business in Abu Dhabi; and

(b)	for all other purposes, a day (other than Friday or Saturday) on which banks are open for general business in Abu Dhabi.

Cash Flows Report means each report in a form acceptable to the Investment Agent (acting on the instructions of the Majority Participants), produced by the Company and signed by two authorised signatories of the Company, setting out in reasonable detail:

(a)	Terminal Revenues for the relevant Half Year Period;

(b)	Terminal Earnings for the relevant Half Year Period; and

(c)	any other information that a Participant may reasonably request the Company provide in relation to net inflows and outflows of cash in relation to the Project.

Collection Account means non-interest bearing Dirham denominated investment account with                                                held by the Company with the Account Bank established in accordance with Clause 20 (Accounts), and any renewal or redesignation thereof.

Commitment means:

(a)	in relation to an Original Participant, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Participant) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Participant, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement or any other Finance Document.

Completion Certificate means the certificate issued by the Consultant certifying that the works under the Construction Contract have been completed in accordance with the terms of the Construction Contract.

Completion Date means the date by which:

(a)	the Completion Certificate has been issued by the Consultant; and

(b)	the Completion Date Certificate has been issued to the Investment Agent.

Completion Date Certificate means a certificate in a form and substance satisfactory to the Investment Agent (acting on the instructions of the Majority Participants), issued by the Consultant to the Investment Agent certifying that:

(a)	the Completion Certificate has been issued; and

(b)	there are no material actual or contingent obligations of the Company under or in connection with the Construction Contract.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

Construction Contract has the meaning given to it in the Master Istisna’ Agreement.

Construction Costs means the following amounts (other than amounts due under any financing arrangements) paid or payable by the Company up to and including the Completion Date in connection with the Project:

(a)	all sums payable pursuant to the Project Documents;

(b)	all sums payable in relation to Authorisations;

(c)	all sums payable in relation to Insurances; and

(d)	Taxes.

Consultant means such person approved by the Investment Agent (acting on the instructions of the Majority Participants) and appointed by the Company to act as the project manager of the Project.

Contractor has the meaning given to it in the Master Istisna’ Agreement.

Cost Overruns means the amount (if any) by which the actual Construction Costs exceed the Total Project Cost.

Cross Collateralised Security means Security over the Project Site Lease which secures both the Secured Liabilities and the Company’s liabilities under the financing provided bilaterally by First Abu Dhabi Bank PJSC to the Company prior to the date of this Agreement in relation to Phase 1.

Dangerous Materials means any element or substance (in any form) which is subject to regulatory control as being hazardous or dangerous or which is capable of causing harm or damage to the Environment.

Default means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Delegate means any delegate, agent, attorney, co-trustee, custodian or nominee appointed by the Security Agent, and includes any sub-delegate.

DIFC means the Dubai International Financial Centre, Emirate of Dubai, UAE.

Disruption Event means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Finance Documents (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Early Payment Advance has the meaning given to it in Clause 25.7 (Effect of early payment).

EIBOR means, in relation to any relevant period:

(a)	the applicable Screen Rate as of the Specified Time for Dirhams on the relevant Quotation Day for a period equal in length to the relevant period; or

(b)	if such page or service ceases to be available, as otherwise determined pursuant to clause 6.9 (Adjustments to the Variable Rental Payments or Advance Variable Rental Payments) of the Master Forward Lease Agreement,

and if, in either case, that rate is less than zero, EIBOR shall be deemed to be zero.

Environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(a)	air (including, without limitation. air within natural or man-made structures, whether above or below ground);

(b)	water (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including, without limitation, land under water).

Environmental Claim means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

Environmental Law means any applicable law or regulation which relates to:

(a)	the carriage of Environmentally Sensitive Material or to actual releases of Environmentally Sensitive Material;

(b)	the conditions of the workplace;

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste; or

(d)	the pollution or protection of the Environment.

Environmental Permits means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Company or in connection with the Project.

Environmentally Sensitive Material means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is polluting, toxic or hazardous.

Event of Default means each of the events and circumstances specified as such and set out in Clause 21 (Events of Default).

Expropriation Event means:

(a)	the nationalisation, confiscation, requisition, expropriation or compulsory purchase of all or a substantial part of the Leased Asset; or

(b)	the revocation, refusal or suspension of any Authorisation in relation to all or a substantial part of the Leased Asset.

Facility Office means the office or offices notified by a Participant to the Investment Agent in writing on or before the date it becomes a Participant (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

Facility Service Cover Ratio means, in respect of any Relevant Period, the ratio of Terminal Earnings for that Relevant Period to the total Rental Payments falling due on each Testing Date to occur during that Relevant Period.

Facility Service Reserve Account means the non-interest bearing Dirham denominated investment account with                                            held by the Company with the Account Bank established in accordance with Clause 20 (Accounts), and any renewal or redesignation thereof.

FATCA means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)	any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the US Internal Revenue Code of 1986 which, if any Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction

Fatwa and Shari’ah Supervisory Board means the board of learned Shari’ah scholars of the Investment Agent who determine whether, in their view, the transaction contemplated in the Finance Documents is compliant with the principles of Shari’ah.

Fee Letter means each fee letter between the Company and the Investment Agent, the Security Agent or an Original Participant relating to the Finance Documents and dated on or about the date of this Agreement.

Final Maturity Date means the date occurring 120 months from the date of this Agreement.

Finance Charges means, in respect of the Company, and in respect of any Relevant Period, the aggregate amount of the accrued rental or profit, commission, fees, discounts, prepayment processing fees, premiums or charges and other finance payments in the nature of profit in respect of its Financial Indebtedness whether paid, payable or capitalised by any member of its group (calculated on a consolidated basis) in respect of that Relevant Period including:

(a)	any upfront fees or costs;

(b)	fees payable in connection with the issue or maintenance of any bond letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a member of its group;

(c)	commitment, utilisation and non-utilisation fees;

(d)	the profit or rental (but not the capital) element of payments in respect of Finance Leases; and

(e)	any commission, fees, discounts and other finance payments payable by (and deducting any such amounts payable to) any member of its group under any profit rate hedging arrangement,

excluding

(f)	interest (capitalised or otherwise) in respect of any of its Subordinated Shareholder Loans,

and in each case so that no amount shall be added (or deducted) more than once.

Finance Documents means:

(a)	this Agreement;

(b)	the Master Forward Lease Agreement;

(c)	the Forward Lease;

(d)	the Master Istisna’ Agreement;

(c)	the Istisna’ Agreement;

(e)	the Purchase Undertaking;

(f)	the Sale Undertaking;

(g)	any Sale Agreement;

(h)	the Service Agency Agreement;

(i)	the Title Agency Agreement;

(j)	the Offer Letter;

(k)	the Acceptance;

(l)	each Istisna’ Instalment Notice;

(m)	each Advance Variable Rental Payment Notice;

(n)	the First Rental Payment Notice;

(o)	each General Rental Payment Notice;

(p)	the Indemnity Undertaking;

(q)	each Fee Letter;

(r)	each Transaction Security Document; and

(s)	any other document or agreement designated as such by the Lessor and the Lessee.

Finance Lease means any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease.

Finance Party means each of:

(a)	the Arranger;

(b)	each Participant;

(c)	the Investment Agent;

(d)	the Lessor;

(e)	the Security Agent; and

(f)	the Account Bank.

Financial Indebtedness means any indebtedness (or the Shari’ah compliant equivalent) for or in respect of:

(a)	monies borrowed (including any working capital facilities);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any amount raised under any Islamic financing arrangement (but excluding, for the purpose of this paragraph (g), any amount covered by paragraph (h) below);

(h)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

Financial Year means the annual accounting period of the Company ending on 31 December in each year.

FSRA Funding Date means the date falling five Business Days prior to the first Rental Payment Date.

Global Transfer Certificate means single Transfer Certificate (or such other document as acceptable to the Parties and each New Participant at the relevant time) executed by the Existing Participant and certain New Participants and counter-signed by the Investment Agent pursuant to which the Commitments, and related rights and obligations, of:

(a)	the Existing Participant are reduced to AED100,000,000; and

(b)	the New Participants, in aggregate, are increased to AED250,000,000.

Group means the Company and its Subsidiaries (direct or indirect) from time-to-time.

Group Company means a member of the Group.

           Offtake Contract means the offtake contract dated 27 June 2018 between the Company and                                   .

Half Year Accounts means the semi-annual financial statements of the Company delivered or to be delivered to the Investment Agent pursuant to Clause 15.1(b).

Half Year Period means each six month period commencing on and from 1 January and 1 July in each year.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Insurances means all contracts and policies of insurance taken out by or on behalf of the Company in connection with all or part of the Project, Project Site, the Phase 2 Storage Terminal and/or its assets directly relating thereto.

Insurance and Compensation Proceeds means any payment of:

(a)	insurance proceeds payable to or received by the Company in respect the Project, Project Site and/or the Phase 2 Storage Terminal; or

(b)	compensation payable to or received by the Company in respect in respect the Project, Project Site and/or the Phase 2 Storage Terminal in respect of:

(i)	any seizure, compulsory acquisition, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other person in relation to all or part of the Project, Project Site and/or the Phase 2 Storage Terminal;

(ii)	any sum paid to or for the account of the Company in respect of the refusal, revocation, suspension, modification or imposition of conditions in respect of any Authorisation, or any other official order or notice restricting all or part of the Project including the operation of the Phase 2 Storage Terminal (or any other operations or business carried out at the Project Site); or

(iii)	an Expropriation Event,

which is remitted to or received by the Investment Agent (in its capacity as such) or the Security Agent for onward payment to the relevant Participants pursuant to this Agreement but excluding in each case monies received under liability policies held by the Company which are required by that Company to satisfy established liabilities of the Company to third parties which shall be used to satisfy such third party liabilities.

Investment means the aggregate of all Participant Contributions that have been paid and remain outstanding or have not otherwise been reduced from time to time under the Finance Documents.

Initial Equity Contribution means the amount of AED260,000,000 (i.e. an amount equal to 42.62 per cent of the Total Project Cost) fully contributed to the Project by the Company from it own resources prior to the date of this Agreement.

IPO Event means the listing of Listco on any stock exchange.

Leased Asset has the meaning given to it in the Master Forward Lease Agreement.

Legal Reservations means the reservations or qualifications as to matters of law of general application which are set out in the legal opinions delivered pursuant to any Finance Document.

Lessee Event of Default has the meaning given to it in the Master Forward Lease Agreement.

Listco means any Holding Company of the Company from time to time.

Majority Participants means:

(a)	if no Participant Contributions have been made, a Participant or Participants whose Commitments aggregate more than 66⅔ per cent of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent of the Total Commitments immediately before the reduction); or

(b)	at any other time, a Participant or Participants whose Participant Contributions forming part of the Investment then outstanding aggregate more than 66⅔ per cent of the Investment.

Master Forward Lease Agreement means the master forward lease agreement dated on or about the date of this Agreement between the Investment Agent (as the Lessor) and the Company (as the Lessee).

Master Istisna’ Agreement means the master istisna’ agreement dated on or about the date of this Agreement between the Company (as the Seller) and the Investment Agent.

Material Adverse Effect means a material adverse effect on:

(a)	the business, operations, property or condition (financial or otherwise) of any Obligor, the Project or the Phase 2 Storage Terminal;

(b)	the ability of an Obligor to perform its payment or other material obligations under the Finance Documents to which it is a party; or

(c)	the validity or enforceability of any Finance Document (other than the Service Agency Agreement).

New Participant has the meaning given to it in Clause 26.1 (Transfers by the Participants).

Obligors means:

(a)	the Company; and

(b)	each Guarantor.

Original Financial Statements means the Company’s audited financial statements for the Financial Year ended 31 December 2017.

Participant means:

(a)	any Original Participant; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Participant accordance with Clause O (Changes),

which in each case has not ceased to be a Participant in accordance with the terms of this Agreement.

Participant Contribution means, in relation to a Participant, a payment to be made or made to the Investment Agent under this Agreement for application by the Investment Agent pursuant to the Finance Documents.

Participant Contribution Date means the date when a Participant Contribution is or is to be made.

Participant Contribution Request means a document substantially in the form set out in Schedule 4 (Form of Participant Contribution Request).

Participation means, in relation to a Participant, the aggregate amount of its Participant Contributions, as the same may be increased or decreased by transfers in accordance with the provisions of Clause 26.1 (Transfers by the Participants) or otherwise in accordance with the terms of the Finance Documents.

Participations to Cost means, on any date, the aggregate amount of all Participations on that date as a percentage of the aggregate of the sum of all actual Construction Costs and Project Expenses paid to that date (determined in accordance with the most recent Project Progress Report).

Participations to Value Ratio means, on any date, the ratio of all Participations on that date to the amount of the most recent Valuation supplied to the Investment Agent in accordance with Clause 17.8.1 (Valuations).

Party means a party to this Agreement.

Percentage means in relation to a Participant, the percentage set opposite its name under the heading ‘Percentage’ in Schedule 1 (The Original Participant), as such percentage may change from time to time in order to reflect the actual percentage of its Participation in relation to the aggregate amount of all Participations.

Perfection Requirements means the making of all registrations, filings, endorsements, notarisation, stamping, notifications or other actions or steps required to be made in any jurisdiction in order to perfect Security created by a Transaction Security Document and/or in order to achieve the relevant priority for the Security created thereunder.

Permitted Security means:

(a)	any Security created under a Finance Document;

(b)	any lien arising by operation of law pursuant to the ordinary course of a Group Company’s day-to-day trading activities and not as a result of any default or omission by any Group Company;

(c)	in relation to any bank account permitted in accordance with the terms of this Agreement, any netting or set-off arrangement entered into by any Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Group Companies but only so long as:

(i)	such arrangement does not permit credit balances of Obligors to be netted or set off against debit balances of Group Companies which are not Obligors; and

(ii)	such arrangement does not give rise to other Security over the assets of Obligors;

(d)	any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Group Company in the ordinary course of its day-to-day trading activities and on the supplier’s standard or usual terms and not as a result of any default or omission by any Group Company;

(e)	any Security or Quasi-Security arising as a consequence of any finance or capital lease where the Financial Indebtedness arising under that arrangement is permitted under the Finance Documents;

(f)	any Security created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where the relevant Group Company is diligently prosecuting or defending such proceedings or arbitration in good faith;

(g)	any lien arising by operation of law in respect of Taxes which are not overdue for payment or in respect of Taxes being diligently contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; or

(h)	any Security or Quasi-Security granted with the Investment Agent’s prior written consent.

Phase 1 means the project known as “Phase 1” on the Project Site relating to the construction of 14 clean oil and green fuel storage tanks completed by the Company prior to the date of this Agreement.

Phase 1 Accounts means each accounts of the Company maintained with First Abu Dhabi Bank PJSC relating to Phase 1.

Phase 2 Storage Terminal means eight oil storage tanks with a total capacity of 600,000 cubic meters to be constructed at the Project Site pursuant to the Construction Contract together with any related fixtures and fittings at the Project Site.

Project means the construction, management, operation, maintenance and repair of the Phase 2 Storage Terminal on the Project Site.

Project Bond means each:

(a)	advance payment bond;

(b)	performance guarantee; and

(c)	warranty guarantee,

issued in favour of the Company in connection with the Project.

Projected Completion Date means 18.5 months from 10 September 2018.

Project Documents means:

(a)	the Construction Contract;

(b)	the Project Site Lease;

(c)	each Project Bond; and

(d)	any other document designated as such by the Investment Agent and the Company.

Project Expenses means any miscellaneous costs and expenses incurred by the Company relating directly to the operation of the Phase 2 Storage Terminal.

Project Progress Report means each report in a form acceptable to the Investment Agent (acting on the instructions of the Majority Participants), produced by the Bank Technical Adviser, and certified as accurate by the Company and the Consultant, setting out in reasonable detail:

(a)	the progress of the Project to the date of such report;

(b)	the amount of all actual Construction Costs and Project Expenses paid to date;

(c)	the achievement of any construction milestones required to have been achieved by such date under the Construction Contract or, if any milestone has not been achieved, reasonable details of the reason for such non-achievement; and

(d)	any other information that a Participant may reasonably request the Company provide in relation to the construction of the Project.

Project Site means Plot Number 130, Block B, Al Sudah, Fujairah, UAE.

Project Site Lease means the lease dated 10 March 2013 in respect of the Project Site granted in favour of the Company by Fujairah Oil Industry Zone (FOIZ).

Protected Party means any Secured Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Purchase Undertaking means the purchase undertaking granted by the Company in favour of the Investment Agent on or about the date of this Agreement.

PwC Feasibility Report means a financial feasibility report in respect of the Project produced by PwC including an up to date financial projections model prepared on the basis of prevailing market conditions and which is in a form acceptable to the Investment Agent (acting on the instructions of the Majority Participants).

Quarterly Period means each three month period commencing on and from 1 January, 1 April, 1 July and 1 October in each year.

Quasi-Security means an arrangement or transaction described in Clause 18.6.1(a) (Negative Pledge).

Quotation Day means, in relation to any relevant period for which EIBOR is to be determined, two Business Days before the first day of that relevant period.

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Secured Property.

Reference Bank Quotation means any quotation supplied to a Finance Party by a Reference Bank.

Related Finance Charges means, in relation to any Relevant Period, all Finance Charges relating tot the Finance Documents falling due during that Relevant Period.

Relevant Interbank Market means the UAE interbank market in Dirhams.

Relevant Jurisdiction means, in relation to a company:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where it conducts business;

(c)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be granted by it is situated; and

(d)	the jurisdiction whose laws govern the perfection of any Transaction Security Document entered into by it.

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them.

Relevant Period means each period of twelve months ending on a Testing Date falling after the date of this Agreement.

Remittance means any payment made or owing by any Obligor under any Finance Document in relation to the Investment which is remitted to or received by the Investment Agent for onward payment to the relevant Participants pursuant to this Agreement.

Repeating Representation means each of the representations set out in Clauses 14.2 (Status) to 14.6 (Validity and Admissibility in Evidence), Clause 14.12 (No Event of Default), Clause 14.15.4, Clause 14.17 (Applicable Anti Bribery Law), Clause 14.17 (Sanctions) and Clause 14.21 (Transaction Security Documents), Clause 14.23 (Ranking) to Clause 14.30 (Insurances).

Replacement Benchmark means a benchmark rate which is:

(a)	formally designated nominated or recommended as the replacement for the Screen Rate by:

(i)	the administrator of the Screen Rate (provided that the market or economic reality that such benchmark rate measures is the same as that measured by the Screen Rate); or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time. been formally designated, nominated or recommended under both paragraphs (i) and (ii) above, the “Replacement Benchmark” will be the replacement under paragraph (ii) above;

(b)	in the opinion of the Majority Participants and the Company, generally accepted in the international or any relevant domestic syndicated finance markets as the appropriate successor to the Screen Rate; or

(c)	in the opinion of the Majority Participants and the Company, an appropriate successor to the Screen Rate.

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Required FSRA Balance for any Relevant Period has the meaning given to it in Clause 20.4.1.

Restricted Party means a person that is:

(a)	listed on any Sanctions List;

(b)	at least 50% owned or otherwise controlled (as such term is used and applied in the relevant Sanctions) by, or (to the knowledge of the Company) acting on behalf, or at the direction, of any persons that are listed on any Sanctions List; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

Sale Undertaking means the sale undertaking granted by the Investment Agent in favour of the Company.

Sanctions means any economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by a Sanctions Authority.

Sanctions Authorities means the United States of America, the United Nations, the European Union, the United Kingdom, the United Arab Emirates or the respective governmental institutions and agencies of any of the foregoing, including, without limitation the Office of Foreign Asset Control of the US Department of the Treasury (OFAC), the United States Departments of State and Commerce and Her Majesty’s Treasury.

Sanctions List means the “Specially Designated Nationals and Blocked Persons” Sectoral Sanctions Identifications and Foreign Sanctions Evaders lists maintained by OFAC, the Consolidated List of Financial Sanctions Targets (Asset Freeze Targets and the Investments Ban Lists) maintained by Her Majesty’s Treasury, or any similar lists maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time.

Screen Rate means in relation to EIBOR, the UAE interbank offered rate for Dirhams for the relevant period displayed on the appropriate page of the Reuters screen (or any replacement Reuter’s page which displays that rate) or, if no Reuters service is available, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Participants and the Company materially changed;

(b)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent;

(c)	information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(d)	the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(e)	the supervisor of the administrator of the Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued;

(f)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or

(g)	in the opinion of the Majority Participants and the Company, the Screen Rate is otherwise no longer appropriate for the purposes of the calculation of Variable Rental Payments or Advance Variable Rental Payments (as applicable) under the Finance Documents.

Secured Liabilities means all liabilities owing to the Secured Parties by any Obligor under or pursuant to the Finance Documents (including, for the avoidance of doubt, the provisions of Clause 10.37 (Parallel debt and security)) and whether present or future, actual or contingent (and whether incurred by an Obligor alone or by the Obligors jointly, and whether as principal or surety or in some other capacity).

Secured Party means each of:

(a)	each Finance Party;

(b)	any Receiver; and

(c)	any Delegate.

Secured Property means all assets of the Company which from time to time are, or are expressed to be, the subject of the Transaction Security.

Security means a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien, assignment by way of security, retention of title provision, trust or flawed asset arrangement (for the purpose of, or which has the effect of, granting security), the security rights of a plaintiff under an action in rem, or other security interest securing any obligation of any person or any other agreement or arrangement in any jurisdiction having a similar effect.

Security Period means the period from the date of this Agreement up to and including the date on which the Security Agent (acting on the instructions of the Investment Agent who, in turn. is acting on the instructions of all Participants) is satisfied that all of the Secured Liabilities have been unconditionally and irrevocably paid or discharged in full and that no Secured Party has any commitment or liability, whether present or future, actual or contingent, in relation to the Finance Documents.

Service Agency Agreement means the service agency agreement dated on or about the date of this Agreement between the Service Agent and the Investment Agent in its capacity as principal.

Specified Time means 11:00 am.

Successful Syndication means the date on which a transfer is effected pursuant to the Investment Agent’s execution of a Global Transfer Certificate in accordance with Clause 26.6 (Procedure for transfer).

Share Pledge means a UAE law share pledge granted in favour of the Security Agent in respect of the entire issued share capital of the Company.

Shari’ah means the rules, principles and parameters of Islamic law as interpreted by the Fatwa and Shari’ah Supervisory Board.

Sponsors means:

Subordinated Shareholder Loan means any loan from a Sponsor made or outstanding from the Company that is subordinated to the liabilities under the Finance Documents, either pursuant to an Agreed Form subordination agreement or otherwise on terms acceptable to the Investment Agent (acting on the instructions of the Majority Participants).

Subsidiary means, in relation to any company or corporation (the first company or corporation) at any particular time, any other company or corporation (the second company or corporation) whose affairs and policies the first company or corporation controls or has the power to control, whether by ownership of share capital, contract, or the power to appoint or remove members of the governing body of the second company or corporation.

Tax means any zakat, tax, levy, impost, duty or other charge or withholding of a similar nature.

Terminal Earnings means, in respect of any Relevant Period, Terminal Revenues in respect of that Relevant Period less Project Expenses in respect of that Relevant Period.

Terminal Revenues means all amounts (by way of revenue, rent, capital, collection, fee, storage rental revenues, revenue from value added services (including fees for blending, inter tank transfer, throughput transfer and heating services) or other amount received or receivable by or on behalf of the Company from any person in relation to, or the operation of, the Phase 2 Storage Terminal.

Testing Date means 30 June and 31 December in each year.

Third Parties Act means the Contracts (Rights of Third Parties) Act 1999.

Title Agency Agreement means the title agency agreement between the Investment Agent and the Company in relation to the title to the Leased Asset.

Total Commitments means the aggregate of the Commitments being an amount up to AED350,000,000 at the date of this Agreement.

Total Project Cost means AED610,000,000 being the aggregate amount of anticipated Construction Costs at the date of this Agreement.

Transaction Documents means:

(a)	the Finance Documents; and

(b)	the Project Documents.

Transaction Request means:

(a)	the Offer Letter; or

(b)	an Istisna’ Instalment Notice.

Transaction Security means the Security created or expressed to be created in favour of the Investment Agent and/or the Security Agent pursuant to the Transaction Security Documents.

Transaction Security Documents means:

(a)	the Account Security;

(b)	the Share Pledge;

(c)	the Assignment of Project Documents;

(d)	the Assignment of Receivables;

(e)	the Assignment of Insurances; and

(f)	any other document creating, or which expresses to create, Security for the Secured Liabilities.

Transfer Certificate means a certificate substantially in the form set out in Schedule 3 (Form of Transfer Certificate) or any other form (including and assignment and assumption arrangement) agreed between the Investment Agent and the Company.

Transfer Date means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate; and

(b)	the date on which the Investment Agent executes the relevant Assignment Agreement or Transfer Certificate.

UAE means the United Arab Emirates.

Unpaid Sum means any sum due and payable but unpaid by the Company under the Finance Documents.

US Tax Obligor means a party:

(a)	which is resident for tax purposes in the US; or

(b)	some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Valuation means each valuation of the Phase 2 Storage Terminal by a Valuer supplied in accordance with Clause 17.8.1 (Valuations) each addressed to the Investment Agent and each prepared on the basis of the market value, as that term is defined in the then RICS Valuations Standards, assessed on the special condition that the Project is complete as at the date of the valuation in the market conditions prevailing at that date.

Valuer means a third party surveyor acceptable to the Investment Agent.

VAT means value added tax or consumption or sales tax and any other tax of a similar nature imposed in any jurisdiction.

1.2	Interpretation

1.2.1	Unless a contrary indication appears, any reference in this Agreement to:

(a)	the Investment Agent, the Arranger, the Security Agent, any Finance Party, any Participant, any Obligor, any Party or any other person shall be construed so as to include its successors in, title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under the Finance Documents;

(b)	assets includes present, future, actual and contingent properties, revenues and rights of every description;

(c)	a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated or replaced from time to time;

(d)	guarantee means (other than in Clause 13 (Guarantee) any guarantee, letter of credit, bond, indemnity, documentary or other credit or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(e)	debt or indebtedness includes any obligation, whether incurred as principal or as surety, for the payment or repayment of money, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(f)	a person includes any company, firm, company, corporation. government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality);

(g)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(h)	any statute or statutory provision includes any statute or statutory provision which amends, extends, consolidates or replaces it, or which has been amended, extended, consolidated or replaced by it, and any orders, regulations, instruments or other subordinate legislation made under it;

(i)	AED and Dirhams denote the lawful currency for the time being of the UAE;

(j)	a time of day is a reference to Abu Dhabi, UAE time;

(k)	the words include(s). including and in particular shall be construed as meaning that it is ‘without limitation’ and as being by way of illustration or emphasis only and shall not be construed as, nor shall they take effect as, limiting the generality of any preceding words;

(l)	liabilities includes any obligation whether incurred as principal or as surety, whether or not in respect of indebtedness, whether present or future, actual or contingent and whether owed jointly or severally or in any other capacity;

(m)	the words other and otherwise shall not be construed ejusdem generis with any preceding words where a wider construction is possible;

(n)	a Clause or Schedule is to be construed as a reference to the relevant clause of, or schedule to, this Agreement; and

(o)	relevant period means a relevant Rental Period or such period in respect of which the Screen Rate, EIBOR, a Reference Bank Rate or such other replacement rate for EIBOR is to be calculated under the Finance Documents.

1.2.2	Section, Clause and Schedule headings are for ease of reference only.

1.2.3	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.2.4	A Default (other than an Event of Default) is continuing if it has not been remedied or waived in writing and or an Event of Default is continuing if it has not been waived.

1.3	Third party rights

1.3.1	Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Third Parties Act to enforce or to enjoy the benefit of any term of this Agreement.

1.3.2	Notwithstanding any term of any Finance Document, the Parties may rescind, vary, waive, release, assign, novate or otherwise dispose of all or any of their respective rights or obligations under this Agreement without the consent of any person who is not a Party.

1.3.3	Any Receiver or Delegate may, subject to this Clause 1.3 and the Third Parties Act, rely on any Clause of this Agreement which expressly confers rights on it.

2	Finance Parties’ rights and obligations

2.1	Several obligations

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2	Separate and independent rights

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any liability arising under the Finance Documents to a Finance Party from any Obligor shall be a separate and independent liability.

2.3	Separate enforcement

A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	Guarantors’ agent

3.1	Appointment

Each Guarantor (in its capacity as such) by its execution of this Agreement irrevocably appoints the Company to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(a)	the Company on its behalf to supply all information concerning itself contemplated by the Finance Documents to the Secured Parties and to give all notices and instructions, to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by the Guarantors notwithstanding that they may affect a Guarantor, without further reference to or the consent of any Guarantor: and

(b)	the Secured Parties to give any notice, demand or other communication to any Guarantor pursuant to the Finance Documents to the Company,

and in each case each Guarantor shall be bound as though the Guarantor itself had given the notices and instructions or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

3.2	Acts binding

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Company or given to the Company under any Finance Document on behalf of a Guarantor or in connection with any Finance Document (whether or not known to any Guarantor) shall be binding for all purposes on all Guarantors as if each Guarantor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Company and a Guarantor, those of the Company shall prevail.

4	Initial conditions precedent

4.1	Initial conditions precedent

Without limiting the provisions of clause 3 (Conditions precedent) of the Master Istisna’ Agreement, the Company may not deliver the Offer Letter unless the Investment Agent has received all of the documents and other evidence listed in Schedule 7 (Initial conditions precedent) in form and substance satisfactory to the Investment Agent (acting on the instructions of all the Participants). The Investment Agent shall notify the Company and the Participants promptly upon being so satisfied. The Investment Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

5	Payment mechanics

5.1	Receipt of a Transaction Request

The Investment Agent shall notify the Participants of its receipt of each duly completed Transaction Request.

5.2	Issue of Participant Contribution Request

If a Transaction Request complies with the provisions of the Finance Documents, the Investment Agent shall issue to the Participants a Participant Contribution Request no later than 12:00 pm three Business Days before the proposed Participant Contribution Date.

5.3	Calculation of Participant Contributions

The Participant Contribution for a Participant shall be that Participant’s Percentage of all of the Participant Contributions specified in the relevant Participant Contribution Request.

5.4	Participant Contribution payment

Before 11.00 am on the relevant Participant Contribution Date, each Participant shall pay its Participant Contribution to the Investment Agent in accordance with the relevant Participant Contribution Request and Clause 5.6 (Payments to the Investment Agent).

5.5	Entitlement arising from payment of Participant Contributions

5.5.1	Subject to Clauses 5.5.2, 5.5.3 and 5.5.4, following payment of its Participant Contribution in accordance with this Clause 5, and the conclusion of the Forward Lease, a Participant shall be entitled to its Percentage of Remittances or other payments relating to the Investment that the Investment Agent receives or recovers in relation to that Participant Contribution.

5.5.2	To the extent that a Remittance, Insurance and Compensation Proceeds or other payment is made:

(a)	in respect of an actual loss, cost or reduction suffered or incurred by;

(b)	in respect of a service performed or supplied by; or

(c)	in accordance with the Finance Documents, for the sole benefit of,

a particular Participant or any of its Affiliates (including a payment or recovery of or on account of actual fees or incentives). all of that payment shall be paid to the Participant concerned. Where such payment is in relation to the outstanding Participation of the relevant Participant, following such payment, the remaining instalments of Fixed Rental Payments and Advance Fixed Rental Payments shall be reduced in inverse order of maturity.

5.5.3	Where a Variable Rental Payment or Advance Variable Rental Payment amount has been calculated in accordance with clause 6.9 (Adjustments to the Variable Rental Payments or Advance Variable Rental Payments) of the Master Forward Lease Agreement, the Participants shall share any Remittance or other payment made in respect of that Variable Rental Payment or Advance Variable Rental Payment (as applicable) pro rata to their respective shares of that Variable Rental Payment or Advance Variable Rental Payment (as applicable) as determined under that clause.

5.5.4	Where a late payment amount has been calculated in accordance with Clause 24.6 (Late payment), such late payment amount shall:

(a)	be payable for the account of the Participants pro rata to their respective shares, and such late payment amount shall be used by each Participant in recovery of any actual costs (not to include opportunity costs, funding costs or costs in the nature of interest) incurred by that Participant in respect of that late payment; and

(b)	in respect of any remaining balance held by a Participant, be payable by such Participant to charity under the supervision of its own fatwa and Shari’ah supervisory board (if there is one) or the Fatwa and Shari’ah Supervisory Board (if there is not).

5.6	Payments to the Investment Agent

5.6.1	Subject to Clause 5.6.4, on each date on which a Participant is required to make a payment under a Finance Document such Participant shall make the same available to the Investment Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Investment Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

5.6.2	On each date on which an Obligor is required to make a payment under a Finance Document such Obligor shall make the same available to the Investment Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Investment Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

5.6.3	Payments pursuant to Clause 5.6.1 and 5.6.2 shall be made to the following account:

Bank Name	UAE Central Bank, Abu Dhabi, UAE
Swift Code	CBAUAEAA
Beneficiary Name	First Abu Dhabi Bank PJSC, (Syndicated Loans), Abu Dhabi, U.AE.
Beneficiary Swift Address
Beneficiary Account Number
Reference	GMO-SLT - Brooge - AED 350M
Facility - 2018 Agency

or such account as advised by the Investment Agent.

5.6.4	In respect of its Participant Contributions, each Participant shall confirm (before 11.00 am):

(a)	two Business Days prior to the Participant Contribution Date via email, confirmation of its payment instructions: and

(b)	on the Participant Contribution Date by authenticated SWIFT message to the Investment Agent to such SWIFT number as the Investment Agent shall have notified to the Participants for this purpose, its payment of such Participant Contributions.

5.7	Distributions by the Investment Agent

Each payment received by the Investment Agent under the Finance Documents for another Party (including Remittances and Insurance and Compensation Proceeds for the Participants) shall, subject to Clause 5.9 (Distributions to an Obligor) and Clause 5.10 (Clawback if no actual receipt by the Investment Agent), be made available by the Investment Agent:

(a)	as soon as practicable after receipt to the Party entitled to receive payment in accordance with the Finance Documents (in the case of a Participant, for the account of its Facility Office): and

(b)	to such account as that Party may notify to the Investment Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

5.8	Distributions to the Participants

5.8.1	The Investment Agent’s obligation to make payments to the Participants under this Agreement is conditional upon it receiving or recovering the applicable Remittance in accordance with the provisions of the Finance Documents.

5.8.2	Other than in respect of any payment received by a Participant in accordance with Clause 5.5.2, each of the Participants agrees for the benefit of the Investment Agent that its entitlement to each payment made by the Investment Agent in respect of Remittances and Insurance and Compensation Proceeds which it receives ranks pari passu with the entitlements of each other Participant and that the amount to be paid to each Participant shall be that Participant’s Percentage of each such payment.

5.8.3	The Investment Agent may convert all or any part of the monies received by it from the currency of receipt into the currency or currencies (if different) of the payments then due to the Participants and may deduct from those monies the actual costs of such conversion. The conversion shall be at the prevailing spot market rates of exchange and in such amounts or proportions as the Investment Agent determines to be appropriate.

5.9	Distributions to an Obligor

The Investment Agent may (with the consent of the Company or in accordance with Clause 6.3 (Set-off)) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

5.10	Clawback if no actual receipt by the Investment Agent

5.10.1	Where a sum is to be paid to the Investment Agent under the Finance Documents for another Party, the Investment Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received and is irrevocably entitled to retain that sum.

5.10.2	If the Investment Agent pays an amount to another Party and it proves to be the case that the Investment Agent had not actually received that amount or was not irrevocably entitled to retain such amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Investment Agent shall on demand refund the same to the Investment Agent.

5.11	Remittances

5.11.1	If the Investment Agent receives or recovers a Remittance that is insufficient to discharge all the amounts then due and payable by any Obligor under the Finance Documents, the Investment Agent shall apply that payment as follows:

(a)	first, in or towards payment pro rata of any unpaid actual fees, costs and expenses of the Arranger, the Investment Agent, the Security Agent, the Account Bank. any Receiver and any Delegate under the Finance Documents;

(b)	secondly, in or towards payment pro rata to the Participants of all Variable Rental Payments and Advance Variable Rental Payments due but unpaid;

(c)	thirdly, in or towards payment pro rata to the Participants of all Fixed Rental Payments and Advance Fixed Rental Payments due but unpaid;

(d)	fourthly, if the amount standing to the credit of the Facility Service Reserve Account is less than the Required FSRA Balance, in payment to the Facility Service Reserve Account so that the amount standing to the credit of the Facility Service Reserve Account is increased to an amount equal to the Required FSRA Balance; and

(e)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

5.11.2	The Investment Agent shall, if so directed by the Majority Participants, vary the order set out in Clause 5.11.1, other than Clause 5.11.1(a).

5.11.3	This Clause 5.11 shall override any appropriation made by any Obligor.

5.12	Insurance and Compensation Proceeds and Terminal Earnings

5.12.1	If the Investment Agent or the Security Agent receives or recovers any Insurance and Compensation Proceeds or Terminal Earnings, the Investment Agent or the Security Agent, as is relevant shall apply such Insurance and Compensation Proceeds or Terminal Earnings in the following order:

(a)	first, in or towards payment pro rata of any unpaid actual fees, costs and expenses of the Arranger, the Investment Agent, the Security Agent, the Account Bank, any Receiver and any Delegate under the Finance Documents:

(b)	secondly, in or towards payment pro rata to the Participants of all Variable Rental Payments and Advance Variable Rental Payments due but unpaid;

(c)	thirdly, in or towards payment pro rata to the Participants of Fixed Rental Payments and Advance Fixed Rental Payments due but unpaid;

(d)	fourthly, if the amount standing to the credit of the Facility Service Reserve Account is less than the Required FSRA Balance, in payment to the Facility Service Reserve Account so that the amount standing to the credit of the Facility Service Reserve Account is increased to an amount equal to the Required FSRA Balance;

(e)	fifthly, in or towards payment in inverse order of maturity, of the aggregate of all Fixed Rental Payments and Advance Fixed Rental Payments that remain unpaid;

(f)	sixthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents; and

(g)	seventhly, provided that no Event of Default is continuing or would arise as a result of the relevant withdrawal, any surplus shall be available for withdrawal by the Company as an incentive.

5.12.2	The Investment Agent shall, if so directed by the Majority Participants, vary the order set out in Clause 5.12.1 other than Clause 5.12.1(a).

5.12.3	This Clause 5.12 shall override any appropriation made by any Obligor.

5.13	No set-off by the Obligors

All payments to be made by an Obligor under this Agreement and the other Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

5.14	Business Days

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not), and in accordance with clause 7.1.2 (Obligations to pay) of the Master Forward Lease Agreement.

5.15	Currency of account

5.15.1	Subject to Clauses 5.15.2 and 5.15.3, the Base Currency is the currency of account and payment for any sum due from the Company or an Obligor under any Transaction Document.

5.15.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

5.15.3	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

5.16	Change of currency

5.16.1	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(a)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Investment Agent (after consultation with the Obligors); and

(b)	any translation from one currency or currency unit to another shall be at the official spot market rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Investment Agent.

5.16.2	If a change in any currency of a country occurs, this Agreement shall, to the extent the Investment Agent (after consultation with the Obligors) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the relevant market and otherwise to reflect the change in currency.

5.17	No re-utilisation

Any amounts paid by the Investment Agent pursuant to the Finance Documents may not be re-utilised by any Obligor.

6	Tax

6.1	Tax gross-up

6.1.1	Payments by each Obligor under each Finance Document to which it is a party shall be made without any deduction or withholding unless such a deduction or withholding is required by applicable law or regulation.

6.1.2	If an Obligor is compelled by applicable law or regulation to make any deduction or withholding. the amount of the payment due from that Obligor shall be increased to an amount which (after making any deduction or withholding) leaves an amount equal to the payment which would have been due if no deduction or withholding had been required. The relevant Obligor shall deliver to the Investment Agent evidence satisfactory to the Investment Agent that the payment has been duly remitted to the relevant authority within 30 days of the making of such deduction or withholding.

6.2	Tax indemnity

6.2.1	The Company shall (within three Business Days of demand by the Investment Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

6.2.2	Clause 6.2.1 shall not apply:

(a)	with respect to any Tax assessed on a Secured Party:

(i)	under the law of the jurisdiction in which the Secured Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Secured Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Secured Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Secured Party; or

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 6.1(Tax gross-up).

6.2.3	The Investment Agent shall, upon receipt of a notification from a Protected Party making, or intending to make a claim under Clause 6.2.1, promptly notify the Company of the event which will give or has given, rise to that claim.

6.2.4	A Protected Party shall, on receiving a payment from the Company under this Clause 6.2, notify the Investment Agent.

6.3	VAT

6.3.1	All amounts expressed to be payable under a Finance Document by any Obligor to a Protected Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 6.3.2, if VAT is or becomes chargeable on any supply made by any Protected Party to any Party under a Finance Document and such Protected Party is required to account to the relevant tax authority for the VAT, that Party must pay to such Protected Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Protected Party must promptly provide an appropriate VAT invoice to that Party).

6.3.2	If VAT is or becomes chargeable on any supply made by any Protected Party (the Supplier) to any other Protected Party (the Recipient) under a Finance Document, and any Party other than the Recipient (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

6.3.3	Where a Finance Document requires any Party to reimburse or indemnify a Protected Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Protected Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Protected Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

6.3.4	Any reference in this Clause 6.3 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

6.3.5	In relation to any supply made by a Protected Party to any Party under a Finance Document, if reasonably requested by such Protected Party, that Party must promptly provide such Protected Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Protected Party’s VAT reporting requirements in relation to such supply.

7	Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party shall convert either obligation at the prevailing market spot rate of exchange in its usual course of business for the purpose of the set-off.

8	Sharing among the Finance Parties

8.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor or any other person other than in accordance with Clause 4 (Payment mechanics) and applies that amount to a payment due under the Finance Documents (a Recovered Amount) then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Investment Agent:

(b)	the Investment Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Investment Agent and distributed in accordance with Clause 4 (Payment mechanics), without taking account of any Tax which would be imposed on the Investment Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Investment Agent, pay to the Investment Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Investment Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 5.11 (Remittances), unless the Investment Agent determines that the Recovered Amount would have constituted Insurance and Compensation Proceeds or Terminal Earnings if recovered in accordance with Clause 4 (Payment mechanics), in which case the Investment Agent shall make such determination by reference to Clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings).

8.2	Redistribution of payments

The Investment Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with Clause 5.11 (Remittances) towards the obligations of that Obligor to the Sharing Finance Parties unless the Investment Agent determines that the Recovered Amount would have constituted Insurance and Compensation Proceeds or Terminal Earnings if recovered in accordance with Clause 4 (Payment mechanics), in which case the Investment Agent shall make such determination by reference to Clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings).

8.3	Recovering Finance Party’s rights

On a distribution by the Investment Agent under Clause 8.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment shall be treated as not having been paid by that Obligor but instead as if it had been paid by that Obligor directly to the Investment Agent.

8.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Sharing Finance Party shall, upon the request of the Investment Agent, pay to the Investment Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount shall be treated as not having been paid by that Obligor.

8.5	Exceptions

8.5.1	This Clause 8 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

8.5.2	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(a)	it notified the other Finance Party of the legal or arbitration proceedings; and

(b)	the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

9	Role of the Investment Agent and the Arranger

9.1	Appointment of the Investment Agent

9.1.1	Each Participant

(a)	appoints the Investment Agent to act as its agent under and in connection with the Finance Documents for the payment by the Participants of a fee in an amount of AED10, (the receipt and adequacy of which the Investment Agent hereby acknowledges) and the Investment Agent accepts that appointment;

(b)	subject to any restrictions or limitations specified in the Finance Documents, authorises and instructs the Investment Agent (whether or not by or through employees or agents) to:

(i)	execute and deliver on behalf of each Participant, as the Investment Agent of the Participants, each Finance Document to which the Investment Agent is expressed to be a party or is otherwise required to sign;

(ii)	pay all amounts of Purchase Price;

(iii)	issue all notices and requests as may be required or contemplated under the Finance Documents;

(iv)	take all other actions and make all other calculations and payments that may be necessary in connection with the entry into and performance of the Finance Documents; and

(v)	at all times, act in a Shari’ah compliant manner; and

(c)	authorises the Investment Agent to exercise the rights, powers, authorities and discretions specifically given to the Investment Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

9.1.2	For the avoidance of doubt, until such time as there is more than one Participant, First Abu Dhabi Bank PJSC (acting in any capacity) will be acting on its own behalf and not as trustee or agent for any Participant.

9.2	Instructions

9.2.1	Subject always to Clause 9.1.1(b)(v), unless a contrary indication appears in a Finance Document, the Investment Agent shall (subject to its legal obligations):

(a)	exercise any right, power, authority or discretion vested in it as Investment Agent in accordance with any Shari’ah compliant instructions given to it by the Majority Participants (or, if so instructed by the Majority Participants, refrain from exercising any right, power, authority or discretion vested in it as Investment Agent); and

(b)	not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Participants.

9.2.2	Save in the case of decisions stipulated to be a matter for any other Participant or group of Participants under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any Shari’ah compliant instructions given to the Investment Agent by the Majority Participants shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

9.2.3	The Investment Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Participants (or, if the relevant Finance Document stipulates the matter is a decision for any other Participant or group of Participants, from that Participant or group of Participants) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion. The Investment Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

9.2.4	The Investment Agent may refrain from acting in accordance with any instructions of any Participant or group of Participants until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any actual cost, loss or liability which it may incur in complying with those instructions.

9.2.5	In the absence of instructions, the Investment Agent may act (or refrain from acting) as it considers to be in the best interest of the Participants.

9.2.6	The Investment Agent is not authorised to act on behalf of a Participant (without first obtaining that Participant’s consent) in any legal or arbitration proceedings relating to any Finance Document. This Clause 9.2.6 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Transaction Security Documents or enforcement of the Transaction Security or Transaction Security Documents.

9.2.7	Notwithstanding any provision of any Finance Document to the contrary, neither the Investment Agent nor the Arranger is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

9.3	Duties of the Investment Agent

9.3.1	Except as specifically provided in the Finance Documents or as required by applicable law, the Investment Agent has no obligations or duties of any kind to any other Party under or in connection with any Finance Document and no other obligations or duties of any kind shall be implied.

9.3.2	Subject to Clause 9.3.3, the Investment Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Investment Agent for that Party by any other Party.

9.3.3	Without prejudice to Clause 26.8 (Copy of Transfer Certificate to the Company), Clause 9.3.2 shall not apply to any Transfer Certificate.

9.3.4	Except where a Finance Document specifically provides otherwise, the Investment Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

9.3.5	If the Investment Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

9.3.6	If the Investment Agent is aware of the non-payment of any amount payable to a Finance Party (other than the Investment Agent, the Arranger or the Security Agent) under any Finance Document it shall promptly notify the other Finance Parties.

9.3.7	The Investment Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

9.4	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

9.5	No fiduciary duties

9.5.1	Except as specifically provided in the Finance Documents, nothing in any Finance Document constitutes the Investment Agent or the Arranger as a trustee or fiduciary of any other person.

9.5.2	Neither the Investment Agent nor the Arranger shall bound to account to any Participant for any sum or the profit element of any sum received by it for its own account.

9.6	Rights to act and to deal

The Investment Agent and the Arranger and any associated company of either of them may:

(a)	act in an agency, trustee, fiduciary or other capacity on behalf of any other banks or financial institutions providing facilities to any Group Company or any associated company of any Group Company, as freely in all respects as if it had not been appointed to act as Investment Agent and/or trustee for the Participants under this Agreement and without regard to the effect on the Participants of acting in such capacity; and

(b)	subscribe for, hold, be beneficially entitled to or dispose of shares or securities, or options or other rights to and interests in shares or securities in any Group Company or any associated company of the Group (in each case, without liability to account).

9.7	Business with the Group

The Investment Agent and the Arranger and any associated company of either of them may accept deposits from, provide financing to and generally engage in any kind of banking or other business with any Group Company or any associated company of the Group, without any obligation to disclose to the Participants, or to account to them for or in respect of, any such arrangement or activity.

9.8	Rights and discretions

9.8.1	The Investment Agent may:

(a)	rely on:

(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify:

(iii)	any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons: and

(iv)	any legal advice or opinions of legal advisers selected or approved by the Investment Agent;

(b)	assume that:

(i)	any instructions received by it from the Majority Participants, any Secured Parties or any group of Secured Parties are duly given in accordance with the terms of the Finance Documents; and

(ii)	unless it has received notice of revocation, that those instructions have not been revoked; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (c)(i) above, may assume the truth and accuracy of that certificate.

9.8.2	The Investment Agent may assume (unless it has received notice to the contrary in its capacity as Investment Agent for the Participants) that:

(a)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment));

(b)	any right, power, authority or discretion vested in any Party or any group of Secured Parties has not been exercised; and

(c)	any notice or request made by the Company (other than a Request) is made on behalf of and with the consent and knowledge of all the Obligors; and

(d)	no Transaction Security has become enforceable.

9.8.3	The Investment Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

9.8.4	Without prejudice to the generality of Clause 9.8.3 or Clause 9.8.5, the Investment Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Investment Agent (and so separate from any lawyers instructed by the Participants) if the Investment Agent in its reasonable opinion deems this to be necessary.

9.8.5	The Investment Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Investment Agent or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

9.8.6	The Investment Agent may act in relation to the Finance Documents through its personnel and agents.

9.8.7	The Investment Agent may disclose to any other Party and to any person engaged by it or through whom it acts in accordance with this Clause 9 any information it reasonably believes it has received as Investment Agent under this Agreement.

9.8.8	The Investment Agent is not obliged to disclose to any Finance Party any details of the rate notified to the Investment Agent by any Participant or the identity of any such Participant for the purpose of clause 6.9 (Adjustments to the Variable Rental Payments or Advance Variable Rental Payments) of the Master Forward Lease Agreement.

9.8.9	Notwithstanding any other provision of any Finance Document to the contrary, neither the Investment Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

9.9	Responsibility for documentation and customer identification

Neither the Investment Agent nor the Arranger nor any of their respective officers, employees or agents from time to time is responsible or liable for:

(a)	the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Investment Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, or the Transaction Security;

(c)	any determination as to whether any information provided or to be provided to any Finance Party is non-public information, the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise; or

(d)	any certificate, report, information or other document executed or delivered in connection with the Finance Documents.

9.10	No duty to monitor

The Investment Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

9.11	Exclusion of liability

9.11.1	Without limiting Clause 9.11.3 and subject to Clause 9.11.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Investment Agent), the Investment Agent shall not be liable for:

(c)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security;

(d)	exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security; or

(e)	without prejudice to the generality of Clauses 9.11.1(c) and 9.11.1(d) any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems, natural disasters or acts of God, war, terrorism, insurrection or revolution; or strikes or industrial action.

9.11.2	The Investment Agent shall not be excluded from liability under Clause 9.11.1 for any damages, costs, losses, diminution in value or liability (as applicable) arising directly as a result of the Investment Agent’s gross negligence or wilful default.

9.11.3	No Party (other than the Investment Agent) may take any proceedings against any officer, employee or agent of the Investment Agent, in respect of any claim it might have against the Investment Agent, or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Investment Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

9.11.4	The Investment Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Investment Agent if the Investment Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Investment Agent for that purpose.

9.11.5	Nothing in this Agreement shall oblige the Investment Agent or the Arranger to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Secured Party or for any Affiliate of any Secured Party,

on behalf of any Secured Party and each Secured Party confirms to the Investment Agent and the other Finance Parties that it has made (and shall continue to make) its own independent investigation, assessment and satisfied its own know your customer requirements necessary in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Investment Agent or any other Finance Party.

9.11.6	Without prejudice to any provision of any Finance Document excluding or limiting the Investment Agent’s liability, any liability of the Investment Agent arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Investment Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Investment Agent at any time which increase the amount of that loss. In no event shall the Investment Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, cost of funding or payments in the nature of interest. whether or not the Investment Agent has been advised of the possibility of such loss or damages.

9.11.7	Notwithstanding the provisions of Clause 4 (Payment mechanics), the Investment Agent shall not be liable to the Company or any Secured Party for the failure, or the consequences of any failure, of any cross-border payment system to effect same-day settlement to an account of the Company or any Secured Party.

9.12	Participants’ indemnity to the Investment Agent

9.12.1	Each Participant shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately before their reduction to zero) indemnify the Investment Agent and its officers and employees, within three Business Days of demand, against any actual cost, loss or liability incurred by the Investment Agent (otherwise than by reason of the Investment Agent’s breach, fraud, gross negligence or wilful misconduct) in acting as Investment Agent under the Finance Documents (except to the extent that the Investment Agent has been reimbursed by an Obligor pursuant to a Finance Document).

9.12.2	Subject to Clause 9.12.3 below, the Company shall within three Business Days of demand reimburse any Participant for any payment that Participant makes to the Investment Agent pursuant to Clause 9.12.1 above.

9.12.3	Clause 9.12.2 above shall not apply to the extent that the indemnity payment in respect of which the Participant claims reimbursement relates to a liability of the Investment Agent to an Obligor.

9.13	Resignation of the Investment Agent

9.13.1	The Investment Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Company.

9.13.2	Alternatively the Investment Agent may resign by giving 30 days’ notice to the other Finance Parties and the Company, in which case the Majority Participants (acting reasonably and after consultation with the Company but without the Company having a right to veto) may appoint a successor Investment Agent,

9.13.3	If the Majority Participants have not appointed a successor Investment Agent in accordance with Clause 9.13.2 within 20 days after notice of resignation was given, the retiring Investment Agent (after consultation with the Company but without the Company having a right to veto) may appoint a successor Investment Agent

9.13.4	If the Investment Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as investment agent and the Investment Agent is entitled to appoint a successor Investment Agent under Clause 9.13.3, the Investment Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Investment Agent to become a party to this Agreement as Investment Agent) agree with the proposed successor Investment Agent’s amendments to this Clause 9 and any other term of this Agreement dealing with the rights or obligations of the Investment Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Investment Agent’s normal fee rates and those amendments will bind the Parties.

9.13.5	The retiring Investment Agent shall make available to the successor Investment Agent such documents and records and provide such assistance as the successor Investment Agent may reasonably request for the purposes of performing its functions as Investment Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Investment Agent for the amount of all actual costs and expenses (including legal fees) reasonably and properly incurred by it in making available such documents and records and providing such assistance.

9.13.6	The Investment Agent’s resignation notice shall take effect only upon the appointment of a successor.

9.13.7	Upon the appointment of a successor, the retiring Investment Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 9 and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

9.13.8	After consultation with the Company, the Majority Participants may, by notice to the Investment Agent, require it to resign in accordance with Clause 9.13.2. In this event, the Investment Agent shall resign in accordance with Clause 9.13.2.

9.13.9	The retiring Investment Agent shall (at the expense of the Participants) make available to the successor Investment Agent such documents and records and provide such assistance as the successor Investment Agent may reasonably request for the purposes of performing its functions as Investment Agent under the Finance Documents.

9.13.10	The appointment of the successor Investment Agent shall take effect on the date specified in the notice from the Majority Participants to the retiring Investment Agent As from this date, the retiring Investment Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 9.13.9) but shall remain entitled to the benefit of this Clause 6 and any agency fees for the account of the retiring Investment Agent shall cease to accrue from (and shall be payable on) that date.

9.13.11	Any successor Investment Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

9.14	Confidentiality and disclosure

9.14.1	In acting as Investment Agent for the Participants under this Agreement, the Investment Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

9.14.2	If information is received by another division or department of the Investment Agent, it may be treated as confidential to that division or department and the Investment Agent shall not be deemed to have notice of it.

9.14.3	Notwithstanding any other provision of any Finance Document to the contrary, neither the Investment Agent nor the Arranger is obliged to disclose to any other person:

(a)	any Reference Bank Quotation or other funding rate notified to it in connection with the Finance Documents

(b)	any confidential information; or

(c)	any other information,

if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

9.14.4	The Company consents to the disclosure, by each of the Secured Parties to the others. of any information in a Secured Party’s possession regarding any Obligor.

9.15	Relationship with the Participants

9.15.1	The Investment Agent may treat the person shown in its records as Participant at the opening of business (in the place of the Investment Agent’s principal office as notified to the Finance Parties from time to lime) as the Participant acting through its Facility Office:

(a)	entitled to or liable for any payment due under any Finance Document on that day; and

(b)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Participant to the contrary in accordance with the terms of this Agreement.

9.15.2	Each Participant shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

9.15.3	Any Participant may by notice to the Investment Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Participant under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 29 (Notices)) electronic mail address and/or any other information required to enable the transmission of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, (or such other information), department and officer by that Participant for the purposes of Clause 29 (Notices)) and the Investment Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Participant.

9.16	Credit and other appraisal by the Participants

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Participant confirms to the Investment Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including:

(a)	the financial condition, status and nature of each Obligor and the Group and any surety for, or provider of Security in respect of, any Obligor’s obligations under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into. made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Participant has recourse, and the nature and extent of that recourse, against any Party or any other person or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Investment Agent, any Party or by any other person under or in connection with any Finance Document. the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(e)	the right or title of any person in or to, or the value or sufficiency of, any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Property;

(f)	the ability of any Obligor to make payments under any of the Finance Documents; and

(g)	the Shari’ah compliance of the Finance Documents.

9.17	Deduction from amounts payable by the Investment Agent

If any Party owes an amount to the Investment Agent under the Finance Documents the Investment Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Investment Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards payment of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted. If the obligations are in different currencies, the Investment Agent shall convert either obligation at the prevailing spot market rates of exchange and in such amounts or proportions as the Investment Agent determines to be appropriate.

9.18	Reliance and engagement letters

Each Finance Party confirms that each of the Arranger and the Investment Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arranger or the Investment Agent) the terms of any reliance letter or engagement letters relating to any Finance Documents or any reports or letters provided by accountants in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

9.19	No obligation

The Investment Agent has no obligation:

(a)	to purchase any ownership interest (or any part thereof) of any Participant in the Leased Asset;

(b)	to settle all or any part of any Participant Contribution; or

(c)	to support, indemnify or compensate any Participant in respect of any loss suffered by it as a consequence of any of the matters provided for in this Agreement or any other Finance Document, unless resulting from the Investment Agent’s breach, gross negligence or wilful default.

9.20	Custody of documents

The Investment Agent shall:

(a)	not be obliged to hold in its own possession any Finance Document or any document referred to in a Finance Document; and

(b)	not be liable to any person for the loss of any Finance Document or other such document, unless directly caused by its breach, fraud, gross negligence or wilful misconduct

9.21	Role of Reference Banks

9.21.1	No Reference Bank is under any obligation to provide a quotation or any other information to the Investment Agent.

9.21.2	No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

9.21.3	No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation. and any officer, employee or agent of each Reference Bank may rely on this Clause 9.21 subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

9.22	Third party Reference Banks

A Reference Bank which is not a Party may rely on Clause 9.21 (Role of Reference Banks), and Clause 9.14 (Confidentiality and disclosure) subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

10	Role of the Security Agent

10.1	Definitions

For the purposes of this Clause 10:

Authorised Activity means, in the case of the Security Agent and any associated company of the Security Agent:

(a)	acting in an agency, trustee, fiduciary or other capacity on behalf of any banks or financial institutions providing facilities to any Obligor or any Group Company or any associated company of any Obligor or any Group Company, other than those provided under the Finance Documents;

(b)	subscribing for, holding, being beneficially entitled to or disposing of shares or securities, or options or other rights to and interests in shares or securities, in any Obligor or any Group Company or any associated company of any Obligor or any Group Company; and

(c)	accepting deposits from, providing financing or providing financial accommodation to and generally engaging in any kind of banking or other business with any other Party.

10.2	Appointment of the Security Agent

10.2.1	Each Secured Party which is a Party appoints the Security Agent to hold the Transaction Security, the proceeds of the Transaction Security and all rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law, on trust for the Secured Parties, and the Security Agent accepts that appointment.

10.2.2	Each Secured Party which is a Party authorises the Security Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

10.2.3	The Security Agent declares that it holds the Transaction Security, the proceeds of the Transaction Security and all rights, powers, discretions and remedies vested in the Security Agent by the Finance Documents or by law on trust for the Secured Parties on the terms contained in this Agreement.

10.2.4	Each Secured Party agrees that, in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this Agreement, the relationship of the Secured Parties to the Security Agent, or, in the case of any trust other than that constituted under Clause 10.2.3, the relationship between any other relevant Parties, shall, in the case of each of the trusts constituted by this Agreement, be construed simply as one of principal and agent. However, to the fullest extent permissible under the laws of each and every such jurisdiction, this Agreement shall have full force and effect as between the Parties.

10.3	Authority to Security Agent

Each Secured Party confirms its approval of the Transaction Security and the Transaction Security Documents, and each Secured Party (other than the Security Agent) authorises and instructs the Security Agent to:

(a)	execute and deliver the Transaction Security Documents;

(b)	perform the duties and exercise the rights, powers, authorities, discretions and remedies given to the Security Agent under or in connection with the Finance Documents, and to exercise any other incidental rights, powers, authorities and discretions;

(c)	give or make any Authorisations and confirmations to be given by the Security Agent on behalf of the Secured Parties under the Transaction Security Documents; and

(a)	take such action as may be required for the purposes of registering the Transaction Security Documents on the appropriate registers including, if applicable, the Emirates Movable Collateral Registry.

10.4	Enforcement through Security Agent only

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising under the Transaction Security Documents except through the Security Agent.

10.5	Instructions

10.5.1	The Security Agent shall:

(a)	subject to Clauses 10.5.4 and 10.5.5 exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any instructions given to it by the Majority Participants (or the Investment Agent on their behalf); and

(b)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with Clause 10.5.1(a) (or if this Agreement stipulates the matter is a decision for any other Secured Party or group of Secured Parties in accordance with instructions given to it by that Secured Party or group of Secured Parties).

10.5.2	The Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Participants (or the Investment Agent on their behalf) (or, if this Agreement stipulates the matter is a decision for any other Secured Party or group of Secured Parties, from that Secured Party or group of Secured Parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

10.5.3	Save in the case of decisions stipulated to be a matter for any other Secured Party or group of Secured Parties under the Finance Documents and unless a contrary intention appears in a Finance Document, any instructions given to the Security Agent by the Majority Participants shall override any conflicting instructions given by any other Parties and will be binding on all Secured Parties.

10.5.4	Clause 10.5.1 shall not apply:

(a)	where a contrary indication appears in a Finance Document;

(b)	where a Finance Document requires the Security Agent to act in a specified manner or to take a specified action; or

(c)	in respect of any provision which protects the Security Agent’s own position in its personal capacity as opposed to its role of Security Agent for the Secured Parties including, without limitation, Clauses 10.8 (No duty to account) to Clause 10.13 (Exclusion of liability), Clauses 10.16 (Confidentiality) to 10.22 (Custodians and nominees) and Clauses 10.25 (Acceptance of title) to 10.29 (Disapplication of Trustee Acts).

10.5.5	If giving effect to instructions given by the Investment Agent on behalf of the Majority Participants would (in the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which expressly requires the consent of all the Participants under Clause 12.2 (Exceptions), the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than the Security Agent) whose consent would have been required in respect of that amendment or waiver.

10.5.6	In exercising any discretion to exercise a right, power or authority under the Finance Documents where it has not received any instructions as to the exercise of that discretion the Security Agent shall do so having regard to the interests of all the Secured Parties.

10.5.7	The Security Agent may refrain from acting in accordance with any instructions of any Secured Party or group of Secured Parties until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any associated VAT) which it may incur in complying with those instructions.

10.5.8	Without prejudice to the provisions of the remainder of this Clause 10.5, in the absence of instructions, the Security Agent may, but shall not be obliged to, act (or refrain from acting) as it considers in its discretion to be appropriate.

10.6	Duties of the Security Agent

10.6.1	The Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

10.6.2	The Security Agent shall promptly:

(a)	forward to the Investment Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and

(b)	forward to a Party the original or a copy of any document which is delivered to the Security Agent for that Party by any other Party.

10.6.3	Except where a Finance Document specifically provides otherwise, the Security Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

10.6.4	If the Security Agent receives notice from a Party referring to any Finance Document, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Secured Parties.

10.6.5	The Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

10.6.6	The Security Agent shall at all times act in a Shari’ah compliant manner.

10.7	No fiduciary duties to Obligors

Nothing in any Finance Document constitutes the Security Agent as an agent, trustee or fiduciary of any Obligor.

10.8	No duty to account

The Security Agent shall not be bound to account to any other Secured Party for any sum or the profit element of any sum received by it for its own account.

10.9	Business with the Group

10.9.1	The Security Agent and any associated company of the Security Agent may carry on any Authorised Activity:

(a)	as freely in all respects as if the Security Agent had not been appointed to act as trustee for the Secured Parties under this Agreement;

(b)	without regard to the effect on any of the Parties of carrying on that Authorised Activity; and

(c)	without liability to:

(i)	disclose that Authorised Activity to any other Party; or

(ii)	account to any other Party for sums or other benefits received in respect of that Authorised Activity.

10.10	Rights and discretions

10.10.1	The Security Agent may:

(a)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(b)	assume that:

(i)	any instructions received by it from the Investment Agent, Majority Participants, the Secured Parties or any group of Secured Parties are duly given in accordance with the terms of the Finance Documents;

(ii)	unless it has received actual notice of revocation, that those instructions have not been revoked; and

(iii)	if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(c)	rely on a certificate from any person:

(i)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(ii)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of Clause 10.10.1(c) may assume the truth and accuracy of that certificate.

10.10.2	The Security Agent shall be entitled to carry out all dealings with the Secured Parties through the Investment Agent and may give to the Investment Agent any notice or other communication required to be given by the Security Agent to the Secured Parties.

10.10.3	The Security Agent may assume (unless it has received notice to the contrary in its capacity as Security Agent for the Secured Parties) that:

(a)	no Default has occurred;

(b)	any right, power, authority or discretion vested in any Secured Party or any group of Secured Parties has not been exercised; and

(c)	any notice or request made by the Company is made on behalf of and with the consent and knowledge of all the Obligors.

10.10.4	The Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

10.10.5	Without prejudice to the generality of Clause 10.10.4 or Clause 10.10.6, the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Security Agent (and so separate from any lawyers instructed by the Secured Parties and/or the Investment Agent) if the Security Agent in its reasonable opinion deems this to be desirable.

10.10.6	The Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Secured Party) and shall not be responsible or liable for any losses to any person, any diminution in value or any liability arising as a result of its so relying.

10.10.7	The Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents and the Transaction Security through its officers, employees and agents and shall not:

(a)	be liable for any error of judgment made by any such person; or

(b)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part of any such person,

unless such error or such loss was directly caused by the Security Agent’s, Receiver’s or Delegate’s fraud, gross negligence or wilful misconduct.

10.10.8	Unless this Agreement expressly specifies otherwise, the Security Agent may disclose to any other Party any information it reasonably believes it has received as Security Agent under this Agreement.

10.10.9	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to do or omit to do anything if it would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

10.10.10	Notwithstanding any provision of any Finance Document to the contrary, the Security Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

10.11	Responsibility for documentation

None of the Security Agent, any Receiver nor any Delegate is responsible or liable for:

(a)	the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Security Agent, an Obligor or any other person in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security; or

(c)	any determination as to whether any information provided or to be provided to any Secured Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

10.12	No duty to monitor

The Security Agent shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

10.13	Exclusion of liability

10.13.1	Without limiting Clause 10.13.3 and subject to Clause 10.13.2 (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate), none of the Security Agent, any Receiver nor any Delegate will be liable for:

(a)	any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Transaction Security;

(b)	exercising or not exercising any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Transaction Security;

(c)	any shortfall which arises on the enforcement or realisation of the Transaction Security;

(d)	the loss of any Transaction Security Document, title deed or other document relating to the Transaction Security; or

(e)	without prejudice to the generality of Clauses 10.13.1(a) to 10.13.1(d), any damages, costs, losses, diminution in value or liability whatsoever arising as a result of:

(i)	any act, event or circumstance not reasonably within its control; or

(ii)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

10.13.2	The Security Agent shall not be excluded from liability under Clause 10.13.1 for any damages, costs, losses, diminution in value or liability (as applicable) arising directly as a result of the Security Agent’s fraud, gross negligence or wilful default.

10.13.3	No Party (other than the Security Agent, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Security Agent, a Receiver or a Delegate in respect of any claim it might have against the Security Agent, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or any Transaction Security and any officer, employee or agent of the Security Agent, a Receiver or a Delegate may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

10.13.4	Nothing in this Agreement shall oblige the Security Agent to carry out:

(a)	any “know your customer” or other checks in relation to any person; or

(b)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any other Secured Party,

on behalf of any other Secured Party and each Secured Party confirms to the Security Agent and the other Finance Parties that it has made (and shall continue to make) its own independent investigation, assessment and satisfied its own know your customer requirements necessary in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Security Agent or any other Finance Party.

10.13.5	Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Security Agent, any Receiver or Delegate, any liability of the Security Agent, any Receiver or Delegate arising under or in connection with any Finance Document or the Transaction Security shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Security Agent, any Receiver or Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

10.14	Indemnity to the Security Agent

10.14.1	Each Secured Party shall (in the proportion to its share in the Investment (or, if the Investment is zero, immediately prior to the Investment being reduced to zero)):

(a)	indemnify the Security Agent and every Receiver and every Delegate, within three Business Days of demand, against any actual cost, loss or liability incurred by any of them (otherwise than by reason of the relevant Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct) in acting as Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents (unless the relevant Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document); and

(b)	indemnify the Security Agent and any Delegate and their respective officers and employees, within three Business Days of demand, against any liabilities incurred by the Security Agent or an officer or employee as a result of the Security Agent or an officer or employee distributing any monies or other assets referred to in Clause 10.31.11 or taking any action to enforce its rights under that Clause.

10.14.2	Subject to Clause 10.14.3, the Company shall within three Business Days of demand reimburse any Secured Party for any payment that the relevant Secured Party makes to the Security Agent pursuant to Clause 10.14.1.

10.14.3	Clause 10.14.2 shall not apply to the extent that the indemnity payment in respect of which the Secured Party claims reimbursement relates to a liability of the Security Agent to an Obligor.

10.15	Resignation of the Security Agent

10.15.1	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the Secured Parties and the Company.

10.15.2	Alternatively the Security Agent may resign by giving 30 days’ notice to the Secured Parties and the Company, in which case the Majority Participants (acting reasonably and after consultation with the Company but without the Company having a right to veto) may appoint a successor Security Agent.

10.15.3	If the Majority Participants have not appointed a successor Security Agent in accordance with Clause 10.15.2 within 20 days after notice of resignation was given, the retiring Security Agent (after consultation with the Investment Agent) may appoint a successor Security Agent.

10.15.4	The retiring Security Agent shall make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents. The Company shall, within three Business Days of demand, reimburse the retiring Security Agent for the amount of all actual costs and expenses (including legal fees) reasonably and properly incurred by it in making available such documents and records and providing such assistance.

10.15.5	The Security Agent’s resignation notice shall only take effect upon:

(a)	the appointment of a successor; and

(b)	the transfer of all the Transaction Security to that successor.

10.15.6	Every appointment of a successor Security Agent shall be by deed.

10.15.7	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 10.27 (Winding up of trust) and Clause 10.15.4) but shall remain entitled to the benefit of this Clause 10 and Clause 10.14 (Secured Parties’ indemnity to the Security Agent) (and any Security Agent fees for the account of the retiring Security Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

10.15.8	The Majority Participants may, by notice to the Security Agent, require it to resign in accordance with Clause 10.15.2. In this event, the Security Agent shall resign in accordance with Clause 10.15.4.

10.16	Confidentiality and disclosure

10.16.1	In acting as trustee for the Secured Parties, the Security Agent shall be regarded as acting through its trustee division which shall be treated as a separate entity from any other of its divisions or departments.

10.16.2	If information is received by another division or department of the Security Agent, it may be treated as confidential to that division or department and the Security Agent shall not be deemed to have notice of it.

10.16.3	Notwithstanding any other provision of any Finance Document to the contrary, the Security Agent is not obliged to disclose to any other person:

(a)	(i) any confidential information; or

(b)	(ii) any other information,

if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

10.17	Information from the Secured Parties

Each Secured Party shall supply the Security Agent with any information that the Security Agent may reasonably specify as being necessary or desirable to enable the Security Agent to perform its functions as Security Agent.

10.18	Credit appraisal by the Secured Parties

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Secured Party confirms to the Security Agent that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Group Company and any surety for, or provider of Security in respect of, any Obligor’s obligations under any Finance Document;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, the Transaction Security and any other agreement. arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(d)	the adequacy, accuracy or completeness of any information provided by the Security Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Secured Property, the priority of any of the Transaction Security or the existence of any Security affecting the Secured Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

10.19	Reliance and engagement letters

The Security Agent may obtain and rely on any certificate or report from the auditor of any Obligor and may enter into any reliance letter or engagement letter relating to that certificate or report on such terms as it may consider appropriate (including, without limitation, restrictions on the auditor’s liability and the extent to which that certificate or report may be relied on or disclosed).

10.20	No responsibility to perfect Transaction Security

10.20.1	The Security Agent shall not be responsible for:

(a)	requiring the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Secured Property;

(b)	obtaining any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;

(c)	registering, filing or recording or otherwise protecting any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(d)	taking, or requiring any Obligor to take, any step to perfect its title to any of the Secured Property or to render the Transaction Security effective or to secure the creation of any ancillary Security under any law or regulation; or

(e)	requiring any further assurance in relation to any Transaction Security Document, nor have any liability in connection with a failure to do any such thing.

10.21	Insurance by Security Agent

10.21.1	The Security Agent shall not be obliged to:

(a)	insure any of the Secured Property;

(b)	require any other person to maintain any insurance; or

(c)	verify any obligation to arrange or maintain insurance contained in any Finance Document.

and the Security Agent shall not be liable for any damages. costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

10.21.2	Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Majority Participants request it to do so in writing and the Security Agent fails to do so within 14 days after receipt of that request.

10.22	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

10.23	Delegation by the Security Agent

10.23.1	Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

10.23.2	That delegation may be made upon any terms and conditions (including the power to sub- delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Secured Parties.

10.23.3	No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of. any such delegate or sub-delegate.

10.24	Additional Security Agents

10.24.1	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:

(a)	if it considers that appointment to be in the interests of the Secured Parties; or

(b)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or

(c)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Company and the Secured Parties of that appointment.

10.24.2	Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

10.24.3	The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

10.25	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Secured Property and shall not be liable for. or bound to require any Obligor to remedy, any defect in its right or title.

10.26	Releases

Upon a disposal of any of the Secured Property by an Obligor as permitted under the Finance Documents or otherwise pursuant to the enforcement of the Transaction Security by a Receiver or the Security Agent, the Security Agent is irrevocably authorised (at the cost of the Company and without any consent, sanction, authority or further confirmation from any other Secured Party) to release, without recourse or warranty, that property from the Transaction Security, and to execute any release of the Transaction Security or other claim over that asset and to issue any certificates of non crystallisation of floating charges that may be required or desirable.

10.27	Winding up of trust

If the Security Agent, with the approval of the Investment Agent, determines that:

(a)	all of the Secured Liabilities and all other obligations secured by the Transaction Security Documents have been fully and finally discharged; and

(b)	no Secured Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)	the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Transaction Security Documents; and

(ii)	any Security Agent which has resigned pursuant to Clause 10.15 (Resignation of the Security Agent) shall release, without recourse or warranty, all of its rights under each Transaction Security Document.

10.28	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

10.29	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

10.30	Enforcement of Transaction Security

10.30.1	Subject to the provisions of the Finance Documents and applicable law, the Security Agent shall enforce all or part of the Transaction Security if instructed to do so by the Majority Participants but not in any other circumstances.

10.30.2	The Company waives, to the extent permitted by applicable law, any and all rights to require the Transaction Security or any part of it to be enforced in a particular order or manner or to require the proceeds of its enforcement or any part of them to be applied in a particular order or manner.

10.30.3	Any enforcement of the Transaction Security shall be effected in such manner as the Security Agent determines to be appropriate having regard (subject to the requirements of applicable law) solely to the interests of the Secured Parties as a whole and, without prejudice to the provisions of Clause 10.31 (Application of proceeds), without regard to the rights and entitlements of the Secured Parties as between themselves or of any other Party.

10.30.4	If the Security Agent enforces the Transaction Security over any asset of any Obligor, the Security Agent will have the entire conduct of any sale of such asset.

10.30.5	Distributions by the Security Agent shall be made at such times as it in its absolute discretion determines, having regard to all relevant circumstances.

10.30.6	The Majority Participants may refrain from giving instructions in relation to the enforcement of the Transaction Security for as long as they determine to be appropriate.

10.30.7	No Secured Party shall be liable to any other Party for any failure or delay in:

(a)	enforcing or giving instructions for the enforcement of the Transaction Security; or

(b)	(subject to the requirements of applicable law) maximising the receipts or recoveries by the Security Agent (or by any other person who properly pays them over to the Security Agent) on behalf of the Secured Parties or any of them on enforcement of the Transaction Security.

10.30.8	No Secured Party (other than the Security Agent) may, except with the prior written consent of the Majority Participants:

(a)	exercise any right to enforce (or require the Security Agent to enforce) any Transaction Security;

(b)	sue for, or institute any creditor’s process (including the exercise of any rights of distress, attachment, seizure or execution, whether before or after judgment) against any Obligor under the Transaction Security Documents or any of them;

(c)	petition or apply for (or vote in favour of any resolution for) or initiate or support or take any steps with a view to any insolvency, liquidation, reorganisation, administration or dissolution proceedings or any voluntary arrangement or assignment for the benefit of creditors or any similar proceedings involving any Obligor; or

(d)	apply for any order for an injunction or specific performance in respect of any Obligor in relation to the obligations secured by the Transaction Security Documents or any of them.

10.30.9	On a disposal of any of the Secured Property which is permitted under the Finance Documents, the Security Agent shall (at the cost of the Company):

(a)	execute any release of the Secured Property from the Transaction Security;

(b)	issue any certificates of non-crystallisation of floating charges that may be required; and

(c)	take any other action that the Security Agent considers desirable.

10.30.10	Notwithstanding any other provision of this Agreement or any Finance Document, nothing contained in any of the Finance Documents shall oblige the Security Agent to become a mortgagee in possession or assume the obligations of any other person under the Finance Documents or take any action which could in its opinion (acting in good faith), be reasonably expected to render it liable to such person unless in each case, it has been indemnified and/or secured (whether by payment in advance or otherwise) to its satisfaction against all liabilities (including any liabilities in respect of applicable environmental or taxation legislation) which it may incur as a consequence of so acting.

10.31	Application of proceeds

10.31.1	The Security Agent may convert all or any part of the monies received by it or any Receiver from the currency of receipt into the currency or currencies (if different) of the Secured Liabilities. The conversion shall be at the prevailing spot market rates of exchange and in such amounts or proportions as the Security Agent determines to be appropriate.

10.31.2	Except to the extent that a Transaction Security Document otherwise requires, any monies which the Security Agent receives under or pursuant to a Transaction Security Document may be:

(a)	invested in any Shari’ah compliant investments which the Security Agent selects and which are authorised by applicable law, provided that the Security Agent is reimbursed for the cost of its management time or other resources in doing so in the manner described in Clause 23.3 (Management time and additional remuneration); or

(b)	placed on deposit in a non-interest bearing account at any bank or institution (including the Security Agent) on terms that the Security Agent thinks fit.

in each case in the name or under the control of the Security Agent.

10.31.3	The Security Agent may:

(a)	deposit all or any part of the monies received by it or any Receiver in one or more non-interest bearing suspense accounts in its name, to be held in such account or accounts for so long as the Security Agent determines to be appropriate; and

(b)	set aside by way of reserve in any such account or accounts such amounts as the Security Agent determines to be appropriate to discharge assessments to Tax and to pay amounts which it considers will or may become payable in connection with the performance of its obligations.

10.31.4	All accounts established or utilised as contemplated by Clause 10.31.3 or otherwise shall be non-interest bearing.

10.31.5	After an Event of Default which is continuing, the Investment Agent, Security Agent or any Receiver shall apply monies received by it (but after setting aside such reserves as are referred to in Clause 10.31.3(b)) in the order set out in Clause 5.12 (Proceeds).

10.31.6	The Security Agent shall, if so directed by the Majority Participants, vary the order of application of monies pursuant to Clause 10.31.5.

10.31.7	Clause 10.31.5 will override:

(a)	to the extent possible, any provision of law to the contrary; and

(b)	any appropriation made by the Company.

10.31.8	In determining the amount of any payment to a Secured Party pursuant to this Clause 10.31, the Security Agent may request a certificate from each Secured Party as to:

(a)	the amount due to, and the identity of that Secured Party;

(b)	the currency or currencies in which it is due;

(c)	the nature of that amount and the date or dates on which it is payable or repayable; and

(d)	such other matters as the Security Agent may deem necessary or desirable to enable it to make a payment as at such date as the Security Agent may specify,

and the certificate must be dated with a date specified by the Security Agent, being no earlier than 21 days before the proposed date of payment.

10.31.9	The Security Agent may rely solely on the certificates contemplated by Clause 10.31.8 as to the amounts at any time due and payable by any Obligor to each Secured Party, but it may seek clarification from any such Secured Party if its believes any such certificate is incorrect.

10.31.10	If any future or contingent liability included in the calculation of the amount due to a Secured Party finally matures, or is settled, for less than the future or contingent amount provided for in that calculation, the relevant Secured Party shall notify the Security Agent of that fact and that Secured Party shall pay to the Security Agent for distribution amongst the Secured Parties the amount which is necessary to put the Secured Parties into the position they would have been in (but taking no account of the time cost of money) had the original distribution been made on the basis of the actual as opposed to the future or contingent liability.

10.31.11	If the Security Agent has distributed any monies or other assets to a Secured Party:

(a)	which the Security Agent received in consequence of holding or enforcing any Transaction Security which is subsequently set aside, avoided or held to be invalid; or

(b)	for application in or towards settlement of any liabilities which are subsequently set aside, avoided or held to be invalid,

then the Secured Party to whom that distribution was made shall on demand refund or retransfer the same to the Security Agent.

10.31.12	The Secured Liabilities shall be discharged by the application of monies received by the Security Agent or any Receiver pursuant to Clause 10.31.5 to the extent only that the Secured Parties to which the Secured Liabilities are owed actually receive monies in respect of those Secured Liabilities.

10.31.13	If any Secured Party (acting in its capacity as such under this Agreement) receives or recovers any amount from any Obligor or any other person, that Secured Party shall hold that amount as agent for, and as soon as reasonably practicable pay it to, the Security Agent for application in accordance with this Clause 10.31.

10.31.14	If any Party owes an amount to the Security Agent under the Finance Documents the Security Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Security Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

10.32	Investment of proceeds

Prior to the application of the proceeds of the Transaction Security in accordance with Clause 10.31 (Application of proceeds) the Security Agent may, at its discretion, hold all or part of those proceeds in one or more non-interest bearing suspense or impersonal accounts in the name of the Security Agent with any financial institution (including itself) and for so long as the Security Agent thinks fit pending the application from time to time of those monies at the Security Agent’s discretion in accordance with the provisions of Clause 10.31 (Application of proceeds).

10.33	Currency conversion

10.33.1	For the purpose of, or pending the discharge of, any of the Secured Liabilities the Security Agent may convert any monies received or recovered by the Security Agent from one currency to another, at the spot rate at which the Security Agent is able to purchase the currency in which the Secured Liabilities are due with the amount received.

10.33.2	The obligations of any Obligor to pay in the due currency shall only be satisfied to the extent of the amount of the due currency purchased after deducting the costs of conversion.

10.34	Permitted deductions

The Security Agent shall be entitled in its discretion (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Secured Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

10.35	Good discharge

10.35.1	Any distribution or payment to be made in respect of the Secured Liabilities by the Security Agent may be made to the Investment Agent on behalf of the Secured Parties and any distribution or payment made in that way shall be a good discharge, to the extent of that payment or distribution, by the Security Agent.

10.35.2	The Security Agent is under no obligation to make payment to the Investment Agent in the same currency as that in which any Unpaid Sum is denominated.

10.36	Amounts received by Obligors

If any of the Obligors receives or recovers any amount which, under the terms of any of the Finance Documents, should have been paid to the Security Agent, that Obligor will hold the amount received or recovered on trust for the Security Agent and the Company shall procure such amount is promptly paid to the Security Agent for application in accordance with the terms of this Agreement.

10.37	Parallel debt and security

10.37.1	Notwithstanding any other provision of this Agreement, the Company hereby irrevocably and unconditionally undertakes to pay to the Security Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to and in the currency of each amount payable by the Company to each of the Secured Parties under each of the Finance Documents as and when that amount falls due for payment under the relevant Finance Document or would have fallen due but for any discharge resulting from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting the Company, to preserve its entitlement to be paid that amount.

10.37.2	The Security Agent shall have its own independent right to demand payment of the amounts payable by the Company under this Clause 10.37 irrespective of any discharge of the Company’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting the Company, to preserve their entitlement to be paid those amounts.

10.37.3	Any amount due and payable by the Company to the Security Agent under this Clause 10.37 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Finance Documents and any amount due and payable by the Company to the other Secured Parties under those provisions shall be decreased to the extent that the Security Agent has received (and is able to retain) payment in full of the corresponding amount under this Clause 10.37.

10.38	Fatwa and Shari’ah Supervisory Board

In relation to any amount that is or would be payable by the Company solely as a result of Clause 10.37 (Parallel debt and security):

(a)	the Investment Agent shall promptly notify the Fatwa and Shari’ah Supervisory Board if it becomes aware of any of the occurrence of any of the circumstances specified in Clause 10.37 (Parallel debt and security); and

(b)	if the Fatwa and Shari’ah Supervisory Board gives notice to the Investment Agent that such amount does not, in the opinion of the Fatwa and Shari’ah Supervisory Board, represent actual and due compensation the Company shall not be liable to make payment of the amount specified in such notice.

11	Conduct of business by the Secured Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Secured Party to investigate or claim any credit, relief, remission or payment available to it or the extent, order and manner of any claim: or

(c)	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

12	Amendments and waivers

12.1	Required consents

12.1.1	Subject to Clause 12.2 (Exceptions), any term of the Finance Documents may be amended or waived only with the written consent of the Investment Agent and the Company.

12.1.2	The Investment Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 12.1.

12.1.3	The Investment Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

12.1.4	Each Guarantor agrees to any amendment or waiver permitted by this Clause 12 which is agreed to by the Company. This includes any amendment or waiver which would, but for this Clause 12.1.4, require the consent of that Guarantor.

12.2	Exceptions

12.2.1	An amendment or waiver that has the effect of changing or which relates to:

(a)	the definition of Majority Participants in Clause 1.1 (Definitions);

(b)	Clauses 2.1 (Finance Parties’ rights and obligations), 5.11 (Remittances) 5.12 (Insurance and Compensation Proceeds and Terminal Earnings), 8 (Sharing among the Finance Parties), 10.30 (Enforcement of Transaction Security}, 26.10 (Assignments and transfer by Obligors) or this Clause 12;

(c)	an extension of the Availability Period;

(d)	an increase in or an extension of any Commitment or the Total Commitments or any requirement that a cancellation of Commitments reduces the Commitments rateably under any Finance Document;

(e)	an extension to the date of payment of any amount under any Finance Documents;

(f)	a reduction in the amount of any payment payable under any Finance Documents;

(g)	a change in the currency of any payment under any Finance Documents;

(h)	other than as permitted by the provisions of any Finance Document, the nature or scope of:

(i)	the Secured Property;

(ii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed; or

(iii)	the guarantee granted under Clause 13 (Guarantee);

(i)	the release or partial release of any guarantee granted under Clause 13 (Guarantee) or any Transaction Security, in each case unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(j)	any provision which expressly requires the consent of all the Participants, shall not be made without the prior consent of all the Participants

12.2.2	An amendment or waiver which relates to, or would otherwise affect, the rights or obligations of the Arranger, the Investment Agent the Security Agent or a Reference Bank (each in its capacity as such) may not be effected without the consent of the Arranger, the Investment Agent, the Security Agent, or, as the case may be, that Reference Bank.

12.3	Replacement of Screen Rate

Subject to Clause 12.2.2, if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:

(a)	providing for the use of a Replacement Benchmark; and

(b)	any of the following:

(i)	aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)	enabling that Replacement Benchmark to be used for the calculation of Variable Rental Payments or Advance Variable Rental Payments under the Finance Documents (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of each Finance Document);

(iii)	implementing market conventions applicable to that Replacement Benchmark; and/or

(iv)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark,

may be made with the consent of the Majority Participants and the Company.

12.4	Future amendments relating to Successful Syndication

The Parties acknowledge that, in order to achieve a Successful Syndication:

(a)	the Finance Documents may require amendments; and

(b)	in accordance with Clause 12.1.1, any term of the Finance Documents may only be amended or waived with the written consent of the Investment Agent (acting for itself and on the instructions of the Majority Participants or all the Participants, as applicable) and the Company.

13	Guarantee

13.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party punctual performance by each Obligor of the Secured Liabilities:

(b)	undertakes with each Secured Party that whenever another Obligor does not pay any amount when expressed to be due under or in connection with the Finance Documents, that Guarantor shall immediately pay that amount as if it were the principal debtor; and

(c)	agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any actual cost, loss or liability (not to include any opportunity cost or cost of funds) it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. Any references in this Agreement to a “guarantee” or a “Guarantor” and any provisions of this Agreement relating to a guarantee but not to a primary obligation shall be ignored for the purpose of interpreting the nature of each Guarantor’s obligations under this paragraph (c). The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 13 if the amount claimed had been recoverable on the basis of a guarantee.

13.1.2	Each Guarantor confirms that the transactions on the part of that Guarantor which are contemplated in the guarantee granted pursuant to this Clause 13:

(a)	represent transactions of a private and purely commercial nature by the Guarantor, done and performed for private and commercial purposes; and

(b)	are not, in any case, public or governmental acts.

13.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Obligors to the Secured Parties under the Finance Documents. regardless of any intermediate payment or discharge in whole or in part.

13.3	Reinstatement

If any discharge, release, accounting or arrangement (whether in respect of the obligations of any Obligor or any Security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security, recovery or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this Clause 13 shall continue or be reinstated as if the discharge, release, accounting or arrangement had not occurred.

13.4	Waiver of defences

The obligations of each Guarantor under this Clause 13 will not be affected by an act, omission, matter or thing which, but for this Clause 13, would reduce, release or prejudice any of its obligations under this Clause 13 (whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal, enforcement or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or Security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any Security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members, name or status of any Obligor or any other person;

(e)	any amendment, novation, supplement, extension (however fundamental and whether or not more onerous), or replacement, assignment, avoidance or termination of any Finance Document or any other document or Security including any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or Security;

(f)	any unenforceability, illegality or invalidity of any obligation of, or any Security created by, any person under any Finance Document or any other document; or

(g)	any insolvency, liquidation, administration or similar procedure.

13.5	Fatwa and Shari’ah Supervisory Board

In relation to any amount that is or would be payable by a Guarantor solely as a result of Clause 13.4 (Waiver of Defences):

(a)	the Investment Agent shall promptly notify the Fatwa and Shari’ah Supervisory Board if it becomes aware of any of the occurrence of any of the circumstances specified in Clause 13.4 (Waiver of Defences); and

(b)	if the Fatwa and Shari’ah Supervisory Board gives notice to the Security Agent that such amount does not, in the opinion of the Fatwa and Shari’ah Supervisory Board, represent actual and due compensation the relevant Guarantor shall not be liable to make payment of the amount specified in such notice.

13.6	Waiver of statutory provisions

Without prejudicing or affecting the commercial nature of the obligations of each Guarantor under this Clause 13, to the extent that a court should hold that Articles 1080, 1089, 1092, 1101 and 1105 of UAE Federal Law No. 5 of 1985 (as amended) (together, the Articles), or any of them, may be applicable to the obligations of any Guarantor under this Clause 13, each Guarantor expressly agrees that the provisions of the Articles shall not apply to its obligations under this Clause 13 and that the Secured Parties shall not be obliged to make any demand within any time period prescribed by the Articles.

13.7	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on behalf of any Secured Party) to proceed against or enforce any other rights or Security or claim payment from any person before claiming from that Guarantor under this Clause 13. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

13.8	Appropriations

During the Security Period, each Secured Party may:

(a)	refrain from applying or enforcing any other monies, Security or rights held or received by it (or any trustee or agent on its behalf) in respect of amounts which may be or become payable by the Obligors to the Secured Parties under or in connection with the Finance Documents, or apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of them; and

(b)	hold in a non-interest bearing suspense account any monies received from any Guarantor or on account of any Guarantor’s liability under this Clause 13 or any Obligor’s liability under the Finance Documents.

13.9	Deferral of Guarantor’s rights

During the Security Period, and unless the Security Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under any Finance Document or by reason of any amount being payable, or liability arising, under this Clause 13 to:

(a)	receive or claim payment from or be indemnified by an Obligor;

(b)	claim any contribution from any other guarantor of, or provider of any Security in respect of, any Obligor’s obligations under the Finance Documents;

(c)	take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under any Finance Document or of any guarantee or Security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)	bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 13.1 (Guarantee and Indemnity);

(e)	exercise any right of set-off against any Obligor; and/or

(f)	claim or prove as a creditor of any Obligor in competition with any Secured Party.

13.10	Release of Guarantor’s right of contribution

If any Guarantor (a Retiring Guarantor) ceases to be a Guarantor in accordance with the terms of the Finance Documents then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

13.11	Additional Security

This guarantee is in addition to, is not in any way prejudiced by, and shall not merge with, any other guarantee or Security now or in the future held by any Secured Party.

13.12	No Security from Obligors

During the Security Period, no Guarantor shall take, or retain, any Security from any Obligor or other person in connection with any of that Guarantor’s liabilities under this guarantee.

13.13	New accounts

If this guarantee ceases to be continuing for any reason, any Secured Party may open a new account or accounts with the Company and, if it does not do so, it shall nevertheless be treated as if it had done so at the time this guarantee ceased to be continuing (whether by determination, calling in, demand or otherwise), and as from that time all payments made by any Guarantor to that Secured Party:

(a)	shall be credited or be treated as having been credited to the new account; and

(b)	shall not operate to reduce the Secured Liabilities at that time.

13.14	Consideration

Each Guarantor has entered into the guarantee under this Clause 13 in consideration of the relevant Finance Parties entering into Shari’ah compliant banking facilities with the Company. The Company is an Affiliate of each Guarantor.

14	Representations and warranties

14.1	Representations and warranties

14.1.1	Each Obligor makes the representations and warranties set out in this Clause 14 (other than those set out in Clause 14.26 (Repetition)) to the Finance Parties on the date of this Agreement.

14.1.2	Each Finance Party has entered into the Finance Documents to which it is party, or to which they will respectively become a party upon execution thereof, in reliance on the representations and warranties set out in this Clause 14.

14.2	Status

14.2.1	It is a company or corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

14.2.2	It has the power to sue and be sued in its own name and to own its assets and carry on its business as that business is being and will be conducted.

14.2.3	It is not a FATCA FFI or a US Tax Obligor.

14.3	Binding obligations

Subject to the Legal Reservations and, in the case of the Transaction Security Documents, the applicable Perfection Requirements:

(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party are legal, valid, binding and enforceable obligations; and

(b)	without limiting the generality of Clause 14.3(a), each Transaction Security Document to which it is a party creates the Security which that Transaction Security Document purports to create and those Security are valid and effective.

14.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is a party and the granting of the Transaction Security do not and will not conflict with:

(a)	subject to the Legal Reservations, any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it to the extent such conflict has, or would be reasonably likely to have, a Material Adverse Effect.

14.5	Power and authority

14.5.1	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is a party and the transactions contemplated by those Transaction Documents.

14.5.2	No limit on its powers will be exceeded as a result of the financing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.

14.6	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party;

(b)	subject to the Legal Reservations, to make the Transaction Documents to which it is a party admissible in evidence in each Relevant Jurisdiction; and

(c)	to enable it to carry on its business, trade and ordinary activities,

have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations has or is reasonably likely to have a Material Adverse Effect.

14.7	Jurisdiction and governing law

14.7.1	Subject to the Legal Reservations, the choice of governing law of the Transaction Documents to which it is a party will be recognised and enforced in its Relevant Jurisdictions.

14.7.2	Subject to the Legal Reservations, any judgment obtained in relation to a Transaction Document to which it is a party in the jurisdiction of the governing law of that Transaction Document will be recognised and enforced in its Relevant Jurisdictions.

14.8	Insolvency

It has not taken any action nor (to the best of its knowledge and belief (having made due and careful enquiry)) have any steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution or re-organisation, for the enforcement of any Security over its assets or for the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer of it or in respect of any of its assets.

14.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to a Finance Party.

14.10	No filing or stamp Taxes

Subject to the Legal Reservation and the Perfection Requirements, under the laws of the Relevant Jurisdictions, it is not necessary that any Transaction Document be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar Tax be paid on or in relation to any Transaction Document or the transactions contemplated by any Transaction Document.

14.11	Compliance with Tax laws

It has complied in all material respects with all Tax laws in all jurisdictions in which it is subject to Tax and has paid all Taxes due and payable by it and no claims are being asserted against it in respect of Taxes except in relation to Tax liabilities arising in the ordinary course of its day-to-day trading activities or claims contested in good faith and in respect of which adequate provision has been made and disclosed in the latest financial statements or other information delivered to the Investment Agent under this Agreement.

14.12	No Event of Default

14.12.1	No Event of Default and, on the date of this Agreement, no Default is continuing or is reasonably likely to result from the entry into of an Istisna’ Agreement, or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

14.12.2	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which are reasonably likely to have a Material Adverse Effect.

14.13	Environmental Laws

14.13.1	It is in compliance with Clause 17.4 (Environmental compliance) and (to the best of its knowledge and belief (having made due and careful enquiry)) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

14.13.2	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened (in writing) against it where that claim has or is reasonably likely, if determined against it, to have a Material Adverse Effect.

14.14	No misleading information

14.14.1	All written information provided by it or on its behalf to the Investment Agent in relation to it, the Project or otherwise, was true, complete and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

14.14.2	Any financial projection or forecast provided to the Investment Agent by it or on its behalf has been prepared on the basis of recent historical information and on the basis of reasonable assumptions and arrived at after careful consideration.

14.14.3	Nothing has occurred and no written information has been given or withheld that results in the information being untrue or misleading in any material respect.

14.15	Financial statements

14.15.1	The Original Financial Statements were prepared in accordance with IFRS consistently applied.

14.15.2	The Original Financial Statements fairly represent the Company’s consolidated financial condition and operations during the relevant Financial Year.

14.15.3	Unless disclosed in writing to the Investment Agent, there has been no material adverse change in its business, condition (financial or otherwise), operations, assets, performance or prospects (or the business, condition (financial or otherwise), operations, assets, performance or prospects of the Group) since the date of the Original Financial Statements.

14.15.4	The most recent financial statements delivered pursuant to Clause 15.1 (Financial Statements):

(a)	have been prepared in accordance with IFRS as applied to the Original Financial Statements; and

(b)	give a true and fair view of (if audited) or fairly present (if unaudited) its financial condition as at the end of, and results of for, the period to which they relate.

14.16	Shari’ah compliance

It confirms that it does not have any objection, nor will it raise any objections, as to matters of Shari’ah compliance in respect of or otherwise in relation to any of the provisions of the Finance Documents or any matter related hereto.

14.17	Applicable Anti Bribery Law

14.17.1	Neither it nor any Group Company, nor to the best of their knowledge, any director, officer, employee, or anyone acting on behalf of any Obligor or any other Group Company, has engaged in any activity which would breach the ABC Laws.

14.17.2	No actions or investigations by any governmental or regulatory agency are ongoing or threatened against any Obligor or any other Group Company, their directors, officers or employees or anyone acting on their behalf in relation to a breach of the ABC Laws.

14.17.3	Each Obligor has instituted, maintains and enforces, policies and procedures designed to ensure compliance by that Obligor with the ABC Laws.

14.18	Sanctions

Neither it nor any other Group Company, nor any directors, officers or employees of it or any other Group Company nor (to the best of its knowledge and belief (having made due and careful enquiry)) any person acting on any of their behalf;

(a)	is a Restricted Party or is engaging in or has engaged in any transaction or conduct that could result in it becoming a Restricted Party;

(b)	is or ever has been subject to any claim, proceeding, formal notice or investigation with respect to Sanctions;

(c)	is engaging or has engaged in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or indirectly, any Sanctions applicable to it; or

(d)	has engaged or is engaging, directly or indirectly. in any trade, business or other activities with or for the benefit of any Restricted Party.

14.19	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

14.20	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which if adversely determined, would be reasonably likely to have a Material Adverse Effect have been started or (to the best of its knowledge and belief (having made due and careful enquiry)) threatened (in writing) against it or any of its Subsidiaries, nor is there subsisting any unsatisfied judgment or award given against any of them by any court, arbitrator or other body which would be reasonably likely to have a Material Adverse Effect.

14.21	Transaction Security Documents

Subject to the Legal Reservations and the Perfection Requirements, each Transaction Security Document to which it is a party creates the Security which that Transaction Security Document purports to create and those Security are valid and effective.

14.22	Security

No Security exist over all or any of the present or future assets of an Obligor other than as permitted by the Finance Documents.

14.23	Ranking

Subject to the Legal Reservations and the Perfection Requirements. the Transaction Security has or will have the ranking in priority it is expressed to have in the Transaction Security Documents and it is not subject to any prior ranking or pari passu ranking Security except for obligations mandatorily preferred by law applying to companies generally.

14.24	Immunity

It will not be entitled to claim immunity from suit, execution, attachment or other legal process in any Relevant Jurisdiction.

14.25	Commercial transactions

The transactions on the part of each Guarantor which are contemplated in the guarantee granted pursuant to Clause 13 (Guarantee):

(a)	represent transactions of a private and purely commercial nature by the Guarantor, done and performed for private and commercial purposes; and

(b)	are not, in any case, public or governmental acts.

14.26	Good title to assets

It has good, valid and marketable title to and all appropriate Authorisations to use the assets necessary to carry out its business and the Project, free from Security (other than any Transaction Security), restrictions and onerous covenants.

14.27	Legal and beneficial ownership

It is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

14.28	Transaction Documents

14.28.1	The copies of the Project Documents it has supplied to the Investment Agent are true and complete copies of those documents at the date so supplied to the Investment Agent.

14.28.2	It is not a party to any material agreement in relation to the Project other than as permitted by this Agreement.

14.28.3	It has not incurred any material liabilities in relation to the Project other than pursuant to the Transaction Documents to which it is a party.

14.28.4	It is not a party to, and is not aware of, any agreement between any of the parties to any Transaction Document which amends, supplements or affects any Transaction Document.

14.29	Project Site

14.29.1	The Company leases the Project Site as lessee under the Project Site Lease.

14.29.2	The Company has the benefit of all easements and other rights which are necessary to carry out the Project and for the business and operation of the Project at the Project Site, in each case free from any material restriction (including any restriction that may otherwise prevent, delay or hinder the implementation of the Project or the business or operation of the Project).

14.30	Insurances

All insurances which are currently required to be maintained or effected pursuant to the Transaction Documents are in full force and effect and it is, to the best of its knowledge and belief, not aware of any occurrence or any event or circumstance, nor has there been any omission by it to disclose a fact, which would entitle any insurer to avoid or otherwise reduce its liability under any policy relating to such insurances.

14.31	Repetition

The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on the date of:

(a)	each Transaction Request;

(b)	each Istisna’ Payment Date;

(c)	the first day of each Advance Variable Rental Period;

(d)	the first day of each Lease Period;

(e)	each Acceptance;

(f)	each Advance Rental Payment Date; and

(g)	each Rental Payment Date.

15	Information undertakings

The undertakings in this Clause 15 remain in force from the date of this Agreement up to the end of the Security Period.

15.1	Financial statements

The Company shall supply to the Investment Agent:

(a)	as soon as reasonably practicable, but in any event within 120 days after the end of each Financial Year, the Annual Accounts for that Financial Year; and

(b)	as soon as reasonably practicable, but in any event within 90 days after the end of the first half of each Financial Year, the Half Year Accounts for that half-year; and

(c)	all such other financial information as the Investment Agent from time to time may reasonably require.

15.2	Compliance Certificate

15.2.1	The Company shall supply to the Investment Agent electronically, with each set of financial statements delivered pursuant to Clause 15.1 (Financial Statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 16 (Financial Covenants) as at the date as at which those financial statements were drawn up.

15.2.2	The Company shall procure that each Compliance Certificate is signed by two authorised signatories of the Company.

15.3	Requirements as to financial statements

15.3.1	Each set of financial statements delivered pursuant to Clause 15.1 (Financial Statements) shall be certified by two authorised signatories the Company as fairly representing the Company’s financial condition as at the date as at which those financial statements were drawn up.

15.3.2	Each set of financial statements delivered pursuant to Clause 15.1 (Financial Statements) shall be prepared using IFRS accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, the Company notifies the Investment Agent that there has been a change in IFRS, the accounting practices or reference periods and its auditors deliver to the Investment Agent:

(a)	a description of any change necessary for those financial statements to reflect IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(b)	sufficient information to enable the Investment Agent to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

15.3.3	Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

15.4	Year end

The Company shall not change its Financial Year end from 31 December.

15.5	Project Progress Report

15.5.1	The Company shall provide such documentation, detail and explanation as the Bank Technical Adviser may reasonably request in order for the Bank Technical Adviser to be able to issue a Project Progress Report in respect of each Quarterly Period ending on or before the Completion Date.

15.5.2	The Company shall ensure that each Project Progress Report is delivered as soon as practicable, but in any event within 30 days of the commencement of the relevant Quarterly Period.

15.6	Cash Flows Report

15.6.1	The Company shall provide an Cash Flows Report in respect of each Half Year Period ending on or after the Completion Date.

15.6.2	The Company shall ensure that each Cash Flows Report is delivered as soon as practicable, but in any event within 30 days of the end of the relevant Half Year Period.

15.7	Environmental Claims

The Company shall promptly upon becoming aware of the same, inform the Investment Agent in writing of:

(a)	any Environmental Claim against any Obligor which is current, pending or threatened (in writing); and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened (in writing) against any Obligor (in writing),

where the claim if determined against the relevant Obligor, has or is reasonably likely to have a Material Adverse Effect.

15.8	Information: miscellaneous

The Company shall supply to the Investment Agent electronically:

(a)	all documents dispatched by an Obligor to its creditors generally at the same time as they are dispatched if the contents of such document has or is reasonably likely to have a Material Adverse Effect ;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened (in writing) or pending against an Obligor, and which, if adversely determined, have or are reasonably likely to have a Material Adverse Effect;

(c)	promptly, such further information regarding the financial condition, business and operations of any Obligor as the Investment Agent may reasonably request (such request to include the reasons for it being made);

(d)	as soon as reasonably practicable, such information as the Investment Agent may reasonably require about the Secured Property and compliance of any Obligor with the terms of any Transaction Security Document to which it is party.

15.9	Notification of Default

15.9.1	The Company shall notify the Investment Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

15.9.2	Promptly upon a request by the Investment Agent, the Company shall supply to the Investment Agent a certificate signed by two of its authorised signatories certifying that no Default is continuing (or if a Default is continuing, specifying the event and the steps, if any, being taken to remedy it).

15.10	“Know your customer” checks

If the Investment Agent or any Finance Party (or, in the case of Clause 27.1(c), any prospective Finance Party) is obliged by:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Finance Party of any of its rights and obligations under a Finance Document to a party that is not a Finance Party before such assignment or transfer,

to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Investment Agent supply, or procure from the relevant Obligor the supply of, such documentation and other evidence as is reasonably requested by the Investment Agent (for itself or on behalf of the relevant Finance Party or prospective new Finance Party) in order for such Finance Party or, in the case of the event described in Clause 27.1(c), any prospective new Finance Party to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.11	Use of websites

15.11.1	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Participants (the Website Participants) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Investment Agent (the Designated Website) if:

(a)	the Investment Agent expressly agrees (after consultation with each of the Participants) that it will accept communication of the information by this method;

(b)	both the Company and Investment Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(c)	the information is in a format previously agreed between the Company and the Investment Agent.

15.11.2	If any Participant (a Paper Form Participant) does not agree to the delivery of information electronically then the Investment Agent shall notify the Company accordingly and the Company shall supply the information to the Investment Agent (in sufficient copies for each Paper Form Participant) in paper form. In any event the Company shall supply the Investment Agent with at least one copy in paper form of any information required to be provided by it.

15.11.3	The Investment Agent shall supply each Website Participant with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Investment Agent.

15.11.4	The Company shall promptly upon becoming aware of its occurrence notify the Investment Agent if:

(a)	the Designated Website cannot be accessed due to technical failure;

(b)	the password specifications for the Designated Website change;

(c)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(d)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(e)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

15.11.5	If the Company notifies the Investment Agent under Clause 15.11.4(a) or Clause 15.11.4(e) all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Investment Agent and each Website Participant is satisfied that the circumstances giving rise to the notification are no longer continuing.

15.11.6	Any Website Participant may request, through the Investment Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

16	Financial covenants

The undertakings in this Clause 16 remain in force from the date of this Agreement up to the end of the Security Period.

16.1	Financial covenants

The Company undertakes that:

16.1.1	Facility Service Cover Ratio

Subject to Clause 16.2 (First Testing Date), the Facility Service Cover Ratio in respect of each Relevant Period ending on each Testing Date after the date of this Agreement shall not be less than 1.25:1.

16.1.2	Participations to Value Ratio

At all times the Participations to Value Ratio shall not be greater than 1.50:1.

16.2	First Testing Date

In relation to the financial covenant set out in Clauses 16.1.1 (Facility Service Cover Ratio), testing shall commence on the first Testing Date which occurs on or after six months after the end of the Availability Period (the First Testing Date) and shall be calculated by reference to the latest Compliance Certificate delivered to the Investment Agent pursuant to Clause 15.2 (Compliance Certificate).

17	Positive undertakings

The undertakings in this Clause 17 remain in force from the date of this Agreement up to the end of the Security Period.

17.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect: and

(b)	upon the reasonable request of the Investment Agent supply certified copies to the Investment Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents to which it is a party;

(ii)	subject to the Legal Reservations (and, in the case of the Transaction Security Documents, the Perfection Requirements), ensure the legality, validity, enforceability or admissibility in evidence of any such Finance Document;

(iii)	carry on its business; and

(iv)	operate the Leased Asset.

17.2	Compliance with Laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its payment obligations under the Finance Documents to which it is a party.

17.3	Taxes

Each Obligor shall pay and discharge all Taxes and governmental charges payable by or assessed upon it before the date on which the same become overdue unless, and only to the extent that, such Taxes and charges shall be contested in good faith by appropriate proceedings, pending determination of which payment may lawfully be withheld provided that adequate reserves shall be set aside with respect to any such Taxes or charges so contested.

17.4	Environmental compliance

17.4.1	Each Obligor shall:

(a)	comply in all material respects with all Environmental Laws applicable to it;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits; and

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

17.4.2	Each Obligor shall ensure that all Dangerous Materials treated, used, or kept and stored in, upon or under the Project Site are held and kept in the manner and standard of a prudent trader carrying on the same business as it.

17.5	Further assurance

Each Obligor shall at its own expense promptly do or procure the doing of all such acts or execute or procure the execution of all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Investment Agent may reasonably specify (and in such form as the Investment Agent may reasonably require in favour of the Investment Agent or its nominee(s)):

(a)	to ensure that the Finance Parties obtain all the rights and benefits intended to be conferred on them under the Finance Documents;

(b)	to perfect the Security created or intended to be created under or evidenced by the Transaction Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Investment Agent provided by or pursuant to the Finance Documents or by law; and/or

(c)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

17.6	Applicable Anti Bribery Law

17.6.1	No Obligor shall (and the Company shall procure that no other Group Company shall) directly or indirectly use the proceeds of any transactions contemplated in the Finance Documents for any purposes which would breach any Applicable Anti Bribery Law.

17.6.2	Each Obligor shall:

(a)	conduct its businesses in compliance with any Applicable Anti Bribery Law which applies to it in each jurisdiction in which it operates; and

(b)	maintain policies and procedures designated to promote and achieve compliance with any Applicable Anti Bribery Law which applies to it in each jurisdiction in which it operates.

17.7	Application of FATCA

No Obligor shall become a FATCA FFI or a US Tax Obligor.

17.8	Sanctions

17.8.1	No Obligor shall permit or authorise any other person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the disbursement or other transaction contemplated by any Finance Document to fund any trade, business or other activities:

(a)	relating to, involving or for the benefit of any Restricted Party; and/or

(b)	in any other manner that would reasonably be expected to result in an Obligor or any Finance Party being in breach of any Sanctions (if and to the extent applicable to either of them) or becoming a Restricted Party;

17.8.2	Each Obligor undertakes to the Bank that it shall not repay any amount under the Finance Documents with any amount received, directly or indirectly, from any Restricted Person or the subject of any Sanctions.

17.8.3	Each Obligor shall promptly upon becoming aware of them, provide to the Investment Agent the details of any claim, proceeding, formal notice or investigation with respect to Sanctions relating to any Obligor or any Group Company or any of officer or director of any Obligor or any Group Company.

17.9	Valuations

17.9.1	Without prejudice to Clause 17.9.2, within 90 days of the end of each Half Year Period, the Company shall deliver to the Investment Agent an updated Valuation in respect of the Phase 2 Storage Terminal.

17.9.2	The Investment Agent may request a Valuation at any time when a Default is continuing.

17.9.3	The Company shall pay all costs and expenses payable in connection with each Valuation.

17.10	Cost Overruns

The Company shall promptly fund all Cost Overruns from its own resources.

17.11	Insurance

17.11.1	Without prejudice to, and in addition to, any other insurance provisions in the Finance Documents, the Company shall in respect of all Insurances:

(a)	effect and maintain all Insurances at its own expense:

(i)	against those risks and to the extent as is usual for businesses owning or possessing similar assets or carrying on the same or substantially similar business; and

(ii)	as required pursuant to the laws of the Emirates of Fujairah and applicable federal laws of the UAE;

(b)	promptly and diligently perform and comply with the requirements of all covenants, undertakings and conditions as to insurance which are imposed by the terms of such insurances or any lease, agreement for lease or tenancy under which the Company derives its estate or interest in those assets;

(c)	duly and punctually pay all premiums, fees and other moneys due and payable in respect of all such insurances do everything necessary to keep such insurances in force and promptly at the request of the Investment Agent produce receipts for the payment of the premiums;

(d)	at the request of the Investment Agent, deposit copies of, with or produce for inspection originals of to the Investment Agent all Insurance to be maintained by it in accordance with this Clause 17.11;

(e)	use all reasonable endeavours to prevent any acts, omissions, breaches or events of default occurring which would be reasonably likely to render any Insurance taken out by it void or voidable or entitle the insurers to cancel or suspend the Insurances or reduce or avoid any liability under it; and

(f)	promptly upon becoming aware of the same notify the Investment Agent of any event or circumstance which might cause any Insurance to lapse or become invalid including any default by the Company.

17.11.2	Without prejudice to, and in addition to, any other insurance provisions in the Finance Documents, the Company shall ensure that all Insurances:

(a)	are with reputable regulated independent insurance companies or underwriters approved by the Investment Agent;

(b)	be in such amounts (acceptable to the Investment Agent) as would in the circumstances be prudent for such businesses (including an entitlement to receive the full replacement value from time to time of any assets destroyed or otherwise becoming a total loss);

(c)	name (or, promptly after the date of this Agreement, be amended to name) the Investment Agent and the Security Agent as additional named insured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Investment Agent and the Security Agent, but without the Investment Agent or the Security Agent thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(d)	name the Security Agent as loss payee in accordance with the agreed loss payable clause;

(e)	provide that all payments by or on behalf of the insurers under the Insurances to the Principal and the Security Agent shall be made without set-off, counterclaim or deductions or condition whatsoever;

(f)	provide that such Insurances shall be primary without any right of contribution from other insurances which may be carried by the Investment Agent or the Security Agent; and

(g)	provide that each of the Investment Agent and the Security Agent may make proof of loss if the Company fails to do so.

17.11.3	The Company shall promptly upon becoming aware of a claim, notify and keep the Investment Agent informed of any circumstances which give rise or might reasonably be foreseen to give rise to a claim or claims under any Insurance.

17.11.4	The Company shall not, unless with the prior written consent of the Investment Agent, take out additional insurances for the sole benefit of the Company or permit any other person to be named insured in insurances with respect to the Leased Asset (other than as required under the Finance Documents), and will, upon the request of the Investment Agent immediately furnish the Investment Agent with particulars of any such additional insurances (including copies of any cover notes or policies) and of the written consent of the insurers where such consent is necessary.

17.11.5	The Company shall procure that no Security shall exist over the Insurance or their proceeds save pursuant to the Transaction Security Documents.

17.11.6	The Company shall ensure that each Insurance contains such endorsements required by the Investment Agent from time to time.

17.11.7	If the Company fails to comply with any of its obligations under this Clause 17.11, the Investment Agent may (but shall be not obliged to) effect or renew any Insurance referred to in this Clause.

17.11.8	The Company shall within five Business Days of demand indemnify the Investment Agent against all actions, proceedings, demands, claims, costs, expenses, and other liabilities incurred by it in effecting or renewing any Insurance in accordance with Clause 17.11.7.

17.12	Access

The Company shall permit the Investment Agent and the Bank Technical Adviser and/or the professional advisers and nominees of the Investment Agent at all reasonable times and on reasonable notice, at the risk and cost of the Company to:

(a)	have access to:

(i)	the Project Site;

(ii)	its assets, books, accounts and records in relation to the Project; and

(b)	meet and discuss matters with senior management of the Company in relation to the Project, including, but not limited to, for the purpose of the Bank Technical Adviser being able to compile each Project Progress Report.

17.13	Project Documents

17.13.1	The Company shall:

(a)	perform and observe all its obligations, including making payment of all payments due from it, under each Project Document to which it is a party in accordance with each of their terms:

(b)	take all appropriate action to protect and maintain its rights under the Project Documents to which it is a party; and

(c)	exercise and enforce its rights against the other parties to the Project Documents to which it is a party so as to procure the due performance of such other parties obligations under the Project Documents.

17.13.2	The Company shall not:

(a)	amend, vary or waive all or any part of a Project Document to which it is a party except:

(iii)	where the amendment is not in any respect material;

(iv)	for correction of manifest errors: or

(v)	to the extent necessary to comply with applicable law;

(b)	assign, transfer, novate, dispose of or sub-contract all or any part of a Project Document to which it is a party or Authorisation; or

(c)	terminate any Project Document to which it is a party,

without the prior written approval of the Investment Agent.

17.13.3	The Company shall promptly provide the Investment Agent with a copy of all amendments, variations and waivers to any Project Document.

17.14	Project implementation

The Company shall ensure that the Project is implemented in accordance with:

(a)	the Transaction Documents;

(b)	the standards of good practice and quality employed in international projects of a kind similar to the Project from time to time; and

(c)	all applicable laws including the laws of the Emirate of Fujairah and applicable federal laws of the UAE.

17.15	IPO Event, fair and accurate disclosures

The Company undertakes to comply (and shall procure that Listco complies) with all requirements under any applicable law or regulation, including the UK Prospectus Rules, applicable to an IPO Event, including fairly and accurately describing in any related prospectus or other documentation required for the IPO Event, the Finance Documents and key conditions to be satisfied in order for financing to be made available to the Company under the Finance Documents.

18	Negative undertakings

The undertakings in this Clause 18 remain in force from the date of this Agreement up to the end of the Security Period.

18.1	Financial Indebtedness

18.1.1	Subject to Clauses 18.1.2, the Company shall not incur or allow to remain outstanding any Financial Indebtedness.

18.1.2	The Company shall be permitted to incur Financial Indebtedness:

(a)	incurred under the Finance Documents;

(b)	arising under any finance, capital or equipment leases entered into with respect to vehicles, plant and equipment in the ordinary course of its day-to-day trading activities and which does not exceed, in aggregate, AED10,000,000;

(c)	which constitutes a Subordinated Shareholder Loan; or

(d)	with the prior written consent of the Investment Agent.

18.2	Participations to Cost

The Company shall ensure that the Participations to Cost does not at any time exceed 57 per cent.

18.3	Acquisitions

The Company shall not:

(c)	acquire a company or any shares or a business or undertaking (or, in each case, any interest in any of them);

(d)	incorporate a company; or

(e)	enter into any option or similar arrangement under which a person has a present, future, actual or contingent right to require the Company to acquire any asset which, if exercised, would breach the terms of any of the Transaction Documents, without the prior written consent of the Investment Agent.

18.4	Disposals

18.4.1	Except as permitted by the Finance Documents, the Company shall not without the prior written consent of the Investment Agent enter into a single transaction or a series of transactions (whether related or not), whether voluntary or involuntary and whether at the same time or over a period of time, to sell, lease, transfer, license, loan, divest or otherwise dispose (each a Disposition) of any Secured Property, the Project, the Project Site, the Phase 2 Storage Terminal or enter into an agreement to make any such Disposition.

18.4.2	Subject to compliance with Clause 16 (Financial covenants), the Company shall be permitted to make any Disposition of any asset which does not constitute Secured Property, the Project, the Project Site or the Phase 2 Storage Terminal.

18.5	Arm’s length basis

The Company shall not enter into any transaction with any person in relation to the Project, the Project Site or the Phase 2 Storage Terminal except on arm’s length terms and for full market value or better.

18.6	Negative pledge

18.6.1	Except as permitted by the Finance Documents, the Company shall not:

(a)	without the prior written consent of the Investment Agent:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by a related entity;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms:

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset, or

(b)	without the prior written consent of the Investment Agent create or permit to subsist any Security over any Secured Property, the Project, the Project Site or the Phase 2 Storage Terminal.

18.6.2	Clause 18.6.1 does not apply to any Security or (as the case may be) Quasi-Security which is a Permitted Security.

18.7	Merger

Other than where undertaken in preparation for an IPO Event, the Company shall not enter into any amalgamation, demerger, merger or corporate reconstruction or any joint venture or partnership agreement without the prior written consent of the Investment Agent.

18.8	Change of business

The Company shall ensure that no substantial change is made to the general nature of its business from that carried on at the date of this Agreement.

18.9	Loans or credit

The Company shall not make any loans or grant any credit to or for the benefit of any person, other than in the normal course of its day-to-day trading activities where such loans do not, when aggregated with all such loans made in the Company, exceed AED2,000,000 without the prior written consent of the Investment Agent.

18.10	Distributions

Except any payments permitted under the terms of any Finance Document the Company shall not pay, make or declare any dividend, payment or other distribution (each a Distribution) on or in respect of its share capital (or any class of its share capital) to any party unless no Default is continuing or would result from the Distribution.

18.11	Repayment of Subordinated Shareholder Loans

The Company shall not repay or prepay any principal amount (or capitalised interest) outstanding under, or interest, fee or charge accrued or due under, any Subordinated Shareholder Loan other than as part of a Distribution permitted in accordance with Clause 18.10 (Distributions).

19	Independent assessment

The Investment Agent and the Security Agent have entered into this Agreement in reliance on the representations of each Participant and each Obligor that, and each Participant and the Company warrants to the Investment Agent and the Security Agent on the date of this Agreement that:

(a)	it has not relied on any statement, representation or warranty made by or on behalf of the Investment Agent or the Security Agent as to the Shari’ah compliance of the transactions contemplated by the Finance Documents or any of them; and

(b)	it has independently made its own assessment as to whether such transactions are compliant with the Shari’ah.

20	Accounts

20.1	Appointment of Account Bank

20.1.1	The Company:

(a)	appoints First Abu Dhabi Bank PJSC as Account Bank in relation to each Account; and

(a)	authorises First Abu Dhabi Bank PJSC to open and maintain each Account.

20.1.2	The Company shall pay to the Account Bank such transaction charges and other fees as the Company and the Account Bank may agree in relation to the operation and maintenance of each Account, provided that such charges and fees shall be consistent with the Account Bank’s normal practice.

20.2	Establishment of Accounts

20.2.1	The Company shall ensure that:

(a)	on or before the date of this Agreement, it establishes with the Account Bank and maintains in accordance with the requirements of this Agreement each Account; and

(b)	it does not without the prior written consent of the Investment Agent, open or maintain any account with any bank or financial institution except:

(i)	each Phase 1 Account;

(ii)	each Account; and

(iii)	provided that Security is granted over such account in favour of the Security Agent, such other accounts notified in writing by the Company to the Investment Agent.

20.2.2	The terms of this Agreement shall override (to the extent of any inconsistency) any other terms agreed between the Company and the Account Bank in relation to the maintenance and operation of each Account.

20.3	Payment of Terminal Revenues

20.3.1	The Company shall procure that:

(a)	all Terminal Revenues are paid directly into the Collection Account; and

(b)	instructions are provided to the Account Bank to, each month:

(i)	pay the Project Expenses; and

(ii)	transfer to the Facility Service Reserve Account such amount as is necessary to cause the balance of the Facility Service Reserve Account to equal the Required FSRA Balance.

20.3.2	Other than a withdrawal made in accordance with this Clause 20.3.1, no withdrawal may be made from the Collection Account other than:

(a)	for payment of any amount due to any Finance Party under any Finance Document; or

(b)	for any other purpose provided no Default is continuing or would arise as a result of the relevant withdrawal.

20.4	Facility Service Reserve Account

20.4.1	The Company shall procure that, on each date falling 5 days prior to a Rental Payment Date, the Facility Service Reserve Account is credited with an amount equal to no less than:

(a)	the sum (without double counting) of the Rental Payment and all Related Finance Charges due on the next Rental Payment Date; or

(b)	if an IPO Event has occurred, the sum (without double counting) of the Rental Payment and all Related Finance Charges due on the next two Rental Payment Dates,

in each case as estimated by the Investment Agent and confirmed to the Company from time to time (the Required FSRA Balance).

20.4.2	The Company shall procure that instructions are provided to the Account Bank, on the date falling three Business Days prior to each Rental Payment Date, to withdraw on that Rental Payment Date from the Facility Service Reserve Account the amounts then due in payment of accrued and outstanding Advance Rental Payments and Rental Payments on that date to the extent the amount to be applied pursuant to Clause 20.3.2(a) is insufficient to pay all amounts then due.

20.4.3	If, at any time on or after the FSRA Funding Date the amount standing to the credit of the Facility Service Reserve Account is less than the Required FSRA Balance, the Company shall, within 30 days, procure that the amount standing to the credit of the Facility Service Reserve Account is increased to an amount equal to the Required FSRA Balance.

20.5	Withdrawals during a Default

At any time when an Event of Default is continuing, the Company irrevocably authorises the Account Bank to act on the instructions of the Investment Agent and/or Security Agent and, to the exclusion of the Company, to:

(a)	operate each Account in accordance with this Agreement; and

(b)	apply the monies standing to the credit of an Account in payment of any amount due but unpaid to a Secured Party under the Finance Documents.

20.6	Miscellaneous

20.6.1	Other than as permitted pursuant to the terms of the Finance Documents, no withdrawal shall be made from any Account without the prior written consent of the Investment Agent.

20.6.2	No withdrawal shall be made from any Account if it would cause such account to be overdrawn.

20.6.3	No Finance Party is responsible or liable to the Company for:

(a)	any non-payment of any liability of the Company which could be paid out of monies standing to the credit of an Account; or

(b)	any withdrawal wrongly made, if made in good faith.

20.6.4	The Company must, within five Business Days of any request by the Investment Agent, supply the Investment Agent with the following information in relation to any payment received into an Account:

(a)	the date of payment or receipt;

(b)	the payer; and

(c)	the purpose of the payment or receipt.

20.7	Statements

Promptly at the request of the Investment Agent (acting on the instructions of any Participant), the Company shall supply to the Investment Agent statements showing all payments into and out of each Account for any calendar month.

20.8	Change of Account Bank

20.8.1	The Account Bank may be changed to another bank or financial institution authorised to accept deposits in the UAE approved by the Investment Agent (acting on the instructions of the Majority Participants) if the Investment Agent (acting on the instructions of the Majority Participants) so agrees and must be changed if:

(a)	the Investment Agent (acting on the instructions of the Majority Participants) requires; or

(b)	an Account Bank resigns on notice to the Company and the Investment Agent.

20.8.2	A change of Account Bank only becomes effective when:

(a)	the proposed new Account Bank executes and delivers to the Security Agent a duly completed accession undertaking in form and substance satisfactory to the Investment Agent (acting on the instructions of the Majority Participants); and

(b)	the Company provides to the Security Agent copies of all notices and acknowledgements that are required to be delivered by the Company and/or the new Account Bank under the relevant Transaction Security Document as conditions to the effectiveness of the change of Account Bank.

20.8.3	If there is a change of Account Bank, the Company shall procure that the amount (if any) standing to the credit of the Accounts maintained with the old Account Bank will be transferred to the corresponding Shari’a compliant account opened and maintained with the new Account Bank immediately upon the appointment of the new Account Bank taking effect.

20.8.4	The Company must take any action which the Security Agent may reasonably require to facilitate a change of Account Bank and any transfer of credit balances in an Account (including the execution of bank mandate forms).

21	Events of Default

Each of the events or circumstances set out in this Clause 21 is an Event of Default (save for Clause 21.17 (Consequences of an Event of Default) and Clause 21.18 (Rights not exclusive)).

21.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless its failure to pay is caused by administrative or technical error and payment is made within three Business Days of its due date.

21.2	Vital covenants

21.2.1	Any requirement of Clause 16 (Financial covenants) is not complied with.

21.2.2	Any requirement of Clause 18.1 (Financial Indebtedness) is not complied with.

21.2.3	Clause 20.4.1 is breached and is not remedied within the period set out in Clause 20.4.3.

21.3	Other obligations

An Obligor does not comply with any provision of a Finance Document (other than the Service Agency Agreement) to which it is a party (other than those referred to in Clauses 21.1 (Non- payment) and Clause 21.2 (Vital covenants)) and such breach, if capable of being remedied, is not remedied within five Business Days of the earlier of (i) the Investment Agent giving notice to the relevant Obligor, or (ii) an Obligor becoming aware of the failure to comply.

21.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents to which it is a party or any other document delivered by or on behalf of an Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and the circumstances giving rise to such breach, if capable of being remedied, are not remedied within seven Business Days of the earlier of:

(a)	the Investment Agent giving notice to the relevant Obligor, and

(b)	an Obligor becoming aware of the breach.

21.5	Cross default

21.5.1	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

21.5.2	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable before its specified maturity.

21.5.3	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

21.5.4	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of an Obligor as a result of an event of default (however described).

21.5.5	Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of an Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

21.6	Insolvency

21.6.1	Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than the Finance Parties) with a view to rescheduling any of its indebtedness.

21.6.2	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

21.6.3	A moratorium is declared in respect of any indebtedness of any Obligor.

21.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(b)	a composition, compromise, assignment or arrangement with any creditor (other than the Finance Parties) of any Obligor;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of their assets; or

(d)	enforcement of any Security over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 21.7 shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement or if earlier, the date on which it is advertised.

21.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value of AED1,000,000 (or the equivalent in another currency) and is not discharged within 30 days.

21.9	Unlawfulness

21.9.1	It is or becomes unlawful for an Obligor to perform any of its material obligations under the Transaction Document (other than the Service Agency Agreement) to which it is a party.

21.9.2	It is or becomes unlawful for any other party to a Project Document other than the Company to perform any of its obligations under the Project Documents to which it is a party.

21.9.3	Any obligation or obligations of the Company under any Transaction Documents are not or cease to be legal, valid, binding or enforceable.

21.9.4	Any obligation or obligations of a party to a Project Document other than the Company are not or cease to be legal, valid, binding or enforceable.

21.9.5	Any Transaction Document is not or ceases to be in full force and effect or any Transaction Security is not or ceases to be legal, valid, binding, enforceable, effective or perfected or is alleged by a party to it (other than a Finance Party) to be ineffective.

21.10	Transaction Documents

21.10.1	Any Obligor rescinds or purports to rescind or repudiate any Transaction Document (other than the Service Agency Agreement) to which it is a party in whole or in part.

21.10.2	Any other party to a Project Document other than an Obligor:

(a)	rescinds or purports to rescind or repudiate any Project Document in whole or in part where to do so has or is reasonably likely to have a Material Adverse Effect; or

(b)	does not comply with any of its obligations under the Project Documents where such non-compliance has or is reasonably likely to have a Material Adverse Effect.

21.11	Material Adverse Effect

Any event or circumstance occurs which has a Material Adverse Effect.

21.12	Litigation

Any litigation. arbitration, administrative. governmental, regulatory or other investigation, proceeding or dispute is commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Obligor or its assets which if adversely determined have or are reasonably likely to have a Material Adverse Effect.

21.13	Lessee Event of Default

A Lessee Event of Default occurs.

21.14	Project Lease and control

21.14.1	The Company ceases to lease the Project Site as lessee under the Lease.

21.14.2	The Company ceases to control all or any part of the Project Site.

21.15	Abandonment

The Company or the Contractor abandons or suspends for a period exceeding 30 days, the construction or operation of all or a material part of the Project or evidences an intention to do so save where a suspension occurs in order to preserve the Project or the safety of individuals and does not last for more than 45 days.

21.16	Completion

21.16.1	The Completion Date Certificate has not been issued on or before the Projected Completion Date.

21.16.2	The Completion Date does not occur on or before the Projected Completion Date.

21.16.3	Any Project Document terminates without the prior written consent of the Investment Agent where such termination has or could reasonably be expected to have a Material Adverse Effect.

21.17	Consequences of an Event of Default

21.17.1	On and at any time after the occurrence of an Event of Default, the Investment Agent and/or the Security Agent may by notice to the Company:

(a)	exercise its rights under the Purchase Undertaking;

(b)	exercise its rights under the Transaction Security Documents; and/or

(c)	take possession of all or some of the Leased Asset.

21.17.2	If an Event of Default is continuing and is capable of remedy, the Company may apply any amount standing to the credit of the Facility Service Reserve Account which is in excess of the Required FSRA Balance towards the remedy of that Event of Default provided that, following any such application, the amount standing to the credit of the Facility Service Reserve Account shall be at least equal to the Required FSRA Balance as is applicable at that time.

21.18	Rights not exclusive

The rights of the Investment Agent pursuant to Clause 21.17 (Consequences of an Event of Default) are exclusive of and in addition and not dependent upon the exercise by the Investment Agent of any right or entitlement arising:

(a)	under any other Finance Document;

(b)	under any other relevant document; or

(c)	at law.

22	Fees

22.1	Arrangement fee

The Company shall pay to the Investment Agent (for the account of the Arranger) an arrangement fee in the amount and at the times agreed in a Fee Letter.

22.2	Structuring and underwriting fee

The Company shall pay to the Investment Agent (for the account of the Arranger) a structuring and underwriting fee in the amount and at the times agreed in a Fee Letter.

22.3	Security agency fee

The Company shall pay to the Security Agent (for its own account) a security agency fee in the amount and at the times agreed in a Fee Letter.

22.4	Investment agency fee

The Company shall pay to the Investment Agent (for its own account) an investment agency fee in the amount and at the times agreed in a Fee Letter.

23	Costs and expenses

23.1	Finance Documents

The Company shall on demand of the Investment Agent reimburse the Investment Agent (for the account of each relevant Secured Party) for all actual costs and expenses (including legal fees and out of pocket expenses) reasonably and properly incurred by a Secured Party in connection with the negotiation, preparation and execution of each Finance Document and the completion of the transactions contemplated by the Finance Documents.

23.2	Other costs and expenses

The Company shall on demand of the Investment Agent, reimburse the Investment Agent (for the account of each relevant Secured Party) for all reasonably and properly incurred actual costs and expenses (including legal fees and out of pocket expenses) incurred in or in connection with any amendment, waiver, approval, consent or suspension of any rights (or any proposal in relation to the foregoing) requested on behalf of the Company or any other party and relating to a Finance Document or the preservation and/or enforcement of any of its rights under any Finance Document.

23.3	Management time and additional remuneration

23.3.1	Any amount payable to Security Agent under Clause 24.4 (Indemnity to the Security Agent) or the Investment Agent under Clause 24.3 (Indemnity to the Investment Agent) and this Clause 23.3.1 shall include the cost of utilising the Security Agent’s or Investment Agent’s, as relevant, management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Security Agent or Investment Agent, as relevant, may notify to the Company, and is in addition to any other fee paid or payable to the Security Agent or Investment Agent.

23.3.2	Without prejudice to Clause 23.3.1, in the event of:

(a)	a Default:

(b)	the Security Agent or the Investment Agent being requested by an Obligor or the Majority Participants to undertake duties which the Security Agent or the Investment Agent, as relevant, and the Company agree to be of an exceptional nature or outside the scope of the normal duties of the Security Agent or the Investment Agent, as relevant, under the Finance Documents; or

(c)	the Security Agent or the Investment Agent, as relevant, and the Company agreeing that it is otherwise appropriate in the circumstances,

the Company shall pay to the Security Agent or the Investment Agent, as relevant, any additional remuneration that may be agreed between them or determined pursuant to Clause 23.3.3.

23.3.3	If the Security Agent or the Investment Agent, as relevant, and the Company fail to agree upon the nature of the duties, or upon the additional remuneration referred to in Clause 23.3.2 or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Agent or the Investment Agent. as relevant, and approved by the Company or, failing approval, nominated (on the application of the Security Agent or the Investment Agent, as relevant) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Company) and the determination of any investment bank shall be final and binding upon the Parties.

23.4	Enforcement and preservation costs

The Company shall on demand of the Investment Agent pay to the Investment Agent (for the account of each relevant Secured Party) the amount of all actual costs and expenses (including legal fees and out of pocket expenses) incurred by it in connection with the exercise, enforcement, preservation or protection of any rights, or any step taken with a view to such exercise, enforcement, preservation or protection, under any Finance Document and the Transaction Security and any proceedings instituted by or against a Secured Party as a consequence of taking or holding the Transaction Security or enforcing these rights, or the investigation of any possible Default.

23.5	Obligor fails to comply

If an Obligor fails to comply with any provision of any Finance Document to which it is a party, the Investment Agent shall have the right, but not the obligation, to effect compliance on behalf of such Obligor. In that event, the Company shall on demand reimburse the Investment Agent for all actual costs and expenses paid by each Finance Party in effecting such compliance and indemnify and keep indemnified each Finance Party against any and all actual claims, demands, losses, actions, suits, damages and liabilities of whatsoever nature arising out of or in connection with any such failure or omission excluding opportunity loss and cost.

24	Indemnification and late payment

24.1	Currency indemnity

24.1.1	If any sum due from any Obligor under the Finance Documents to which it is a party (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of

(a)	making or filing a claim or proof against any Obligor; and/or

(b)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within three Business Days of demand, indemnify the Investment Agent or Security Agent (as relevant) against any actual cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the spot rate or rates of exchange available to that person at the time of its receipt of that Sum.

24.1.2	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents to which it is a party in a currency or currency unit other than that in which it is expressed to be payable.

24.2	Other indemnities

24.2.1	The Company shall, within three Business Days of demand, indemnify each Secured Party to the fullest extent permitted by law and hold it harmless against any actual cost, loss or liability incurred by a Secured Party as a result of:

(a)	the act or omission of an Obligor (or person for whom an Obligor is responsible) in relation to the Leased Asset;

(b)	the protection and defence of a Finance Party’s right and interest in and to the Leased Asset;

(c)	an Obligor’s actual liability under or breach of Environmental Laws including any actual liability under or breach of any conditions, obligations and requirements of any Authorisation; and

(d)	the occurrence of any Event of Default,

with any excess amount following full indemnification pursuant to this Clause being promptly returned to the Company.

24.3	Indemnity to the Investment Agent

The Company shall, within three Business Days of demand, indemnify the Investment Agent to the fullest extent permitted by law and hold it harmless against any actual cost, loss or liability incurred by the Investment Agent as a result of:

(a)	any actual cost, loss or liability incurred by the Investment Agent as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised; or

(iii)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under the Finance Documents; and

(b)	any actual cost, loss or liability incurred by the investment Agent in acting as Investment Agent under the Finance Documents.

24.4	Indemnity to the Security Agent

24.4.1	The Company shall, within three Business Days of demand, indemnify the Security Agent to the fullest extent permitted by law and hold it harmless against any actual cost, loss or liability incurred by the Security Agent as a result of:

(a)	any failure by the Company to comply with its obligations under Clause 22 (Costs and expenses);

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	the taking, holding, protection or enforcement of the Transaction Security,

(d)	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and each Receiver and Delegate by the Finance Documents or by law;

(e)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; or

(f)	acting as Security Agent, Receiver or Delegate under the Finance Documents or which otherwise relates to any of the Secured Property

24.4.2	The Security Agent and every Receiver and Delegate may, in priority to any payment to the Secured Parties, indemnify itself out of the Secured Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 24.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

24.5	Exceptions

The Company shall not be obliged to indemnify a Secured Party pursuant to Clause 24.1 (Currency indemnity) to Clause 24.4 (Indemnity to the Security Agent) for any actual cost, loss or liability to the extent that any such actual cost, loss or liability arises from the wilful misconduct or gross negligence of the relevant Secured Party or from a material breach by such Secured Party of its obligations under the Finance Documents.

24.6	Late payment

If an Obligor fails to pay any amounts payable by it under this Agreement or any of the Finance Documents on its due date (such amount the unpaid amount), then in addition to paying such amount such Obligor shall pay to the Investment Agent an amount equal to 2 per cent per annum of the unpaid amount which shall accrue daily after the due date for payment (such amount the late payment amount). The Investment Agent shall apply the late payment amount as follows:

(a)	in order to indemnify the relevant Finance Party for any actual costs (not any opportunity costs. funding costs and any payments in the nature of interest) it has incurred as a result of such Obligor failing to pay the relevant unpaid amount on the due date for payment, under the supervision of the Fatwa and Shari’ah Supervisory Board; and

(b)	the balance to the relevant Finance Party for payment to charity under the supervision of the Fatwa and Shari’ah Supervisory Board.

25	Early payment and cancellation

25.1	Definitions

For the purposes of this Clause 25, Single Participant Amount means, in relation to a payment to be remitted to a single Participant by the Investment Agent pursuant tor receipt of an early payment under Clause 25.2 (Illegality) or Clause 25.3(Right of payment of a single Participant) an amount in Dirhams equal to the aggregate (without double counting) of:

(i)	a Variable Rental Payment that is equal to A x (B + C) x N/360 where;

A	means an amount equal to the relevant outstanding Participation of the relevant Participant;

B	means the Margin;

C	means EIBOR; and

N	means the number of days in the then-current Rental Period up to the date of the relevant early payment;

(ii)	an amount equal to the relevant outstanding Participation of the relevant Participant; and

(iii)	an amount equal to any other sum due but unpaid to the relevant Participant under the Finance Documents.

25.2	Illegality

If it becomes unlawful in any jurisdiction for a Participant to perform any of its obligations as contemplated by this Agreement and the other Finance Documents or to fund or maintain its Participation:

(a)	the Participant shall promptly notify the Investment Agent upon becoming aware of that event;

(b)	the Investment Agent shall notify the Company and upon such notification the Commitment of that Participant will be immediately cancelled; and

(c)	on the next Advance Variable Rental Payment Date or next Rental Payment Date, as applicable, or, if earlier, the date specified by the Participant in the notice delivered to the Investment Agent (being no earlier than the last day of any applicable grace period permitted by law) the Company shall make an early payment in an amount equal to the Single Participant Amount.

25.3	Right of payment of a single Participant

If:

(a)	any sum payable to any Participant (or to the Investment Agent for the account of any Participant) by the Company is required to be increased under Clause 6.1 (Tax gross- up);

(b)	any Participant makes a claim under Clause 6.2 (Tax indemnity) or clause 6.8 (Increased Costs claims) of the Master Lease Forward Lease Agreement; or

(c)	the Investment Agent receives notification pursuant to clause 6.9 (Adjustments to the Variable Rental Payments or Advance Variable Rental Payments) of the Master Lease Agreement,

on the next Advance Variable Rental Payment Date or next Rental Payment Date, as applicable, the Company may, whilst the circumstance giving rise to the requirement for that increase or claim continues, make an early payment in an amount equal to the Single Participant Amount.

25.4	Terminal Earnings

25.4.1	Subject to Clause 25.4.3, to the extent Terminal Earnings are standing to the credit of the Collection Account on any Rental Payment Date (each such date an Earnings Sweep Date), the Company on that Earnings Sweep Date shall make an early payment of:

(a)	Fixed Rental Payments that remain unpaid; and

(b)	Advance Fixed Rental Payments that remain unpaid,

in an amount equal to 50 per cent of Terminal Earnings standing to the credit of the Collection Account on that Earnings Sweep Date (the Earnings Sweep Amount).

25.4.2	The Company shall procure that instructions are provided to the Account Bank, by no later than 3 p.m. on the date falling one Business Day prior to each Earnings Sweep Date, to withdraw on that Earnings Sweep Date Terminal Earnings in an amount equal to the Cash Sweep Amount from the Collection Account in satisfaction of the Company’s obligation to pay that Cash Sweep Amount to the Investment Agent on that Earnings Sweep Date and to apply all such Terminal Earnings in accordance with Clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings).

25.4.3	If:

(a)	an IPO Event has occurred; and

(b)	the Company is in compliance with its obligations under clause 20.4.1(b), Clause 25.4.1 shall not apply.

25.5	Insurance and Compensation Proceeds

25.5.1	To the extent Insurance and Compensation Proceeds are standing to the credit of the Collection Account on any Advance Variable Rental Payment Date, Advance Fixed Rental Payment Date or Rental Payment Date (each such date a Proceeds Sweep Date), the Company on that Proceeds Sweep Date shall make an early payment of:

(a)	Fixed Rental Payments that remain unpaid; and

(b)	Advance Fixed Rental Payments that remain unpaid,

in an amount equal to the amount of Insurance and Compensation Proceeds standing to the credit of the Collection Account on that Proceeds Sweep Date (the Proceeds Sweep Amount).

25.5.2	The Company shall procure that instructions are provided to the Account Bank, by no later than 3 p.m. on the date falling one Business Day prior to each Proceeds Sweep Date, to withdraw on that Proceeds Sweep Date Insurance and Compensation Proceeds in an amount equal to the Proceeds Sweep Amount from the Collection Account in satisfaction of the Company’s obligation to pay that Proceeds Sweep Amount to the Investment Agent on that Proceeds Sweep Date and to apply all such Insurance and Compensation Proceeds in accordance with Clause 5.12 (Insurance and Compensation Proceeds and Terminal Earnings).

25.6	Voluntary early payment

The Company may, if it gives the Investment Agent not less than 5 Business Days’ prior notice (or such shorter period as the Majority Participants may agree), make an early payment of:

(a)	Fixed Rental Payments that remain unpaid; and

(b)	Advance Fixed Rental Payments that remain unpaid.

on the next Rental Payment Date in a minimum amount of AED10,000,000 and, if above this amount, a multiple of AED2,000,000.

25.7	Effect of early payments

Any early payment of:

(a)	Fixed Rental Payments that remain unpaid; and/or

(b)	Advance Fixed Rental Payments that remain unpaid, shall:

(i)	be applied towards, and result in, the remaining instalments of Fixed Rental Payments and Advance Fixed Rental Payments being reduced in inverse order of maturity:

(ii)	result in the cancellation of the Total Commitments by the same amount; and

(iii)	be treated as an advance payment of the Exercise Price under the Purchase Undertaking or Sale Undertaking, as applicable (an Early Payment Advance) and shall be offset against an amount equal to such Early Payment Advance component of that Exercise Price.

25.8	Voluntary cancellation

25.8.1	The Company may, if it gives the Investment Agent not less than five Business Day’s prior notice, voluntarily cancel the whole or any part of the Total Commitments. Any such cancellation shall reduce the Commitment of each Participant rateably.

25.8.2	Any notice of cancellation under Clause 25.8.1 shall be irrevocable and shall specify the date on which the relevant cancellation is to be made and the amount of the cancellation.

25.9	Notices of cancellation or early payment

Any notice of cancellation or early payment given by any Party under the Finance Documents shall be irrevocable and, unless a contrary indication appears in the Finance Documents, shall specify the date or dates upon which the relevant cancellation or early payment is to be made and the amount of that cancellation or early payment.

26	Changes

26.1	Transfers by the Participants

Subject to this Clause 26, a Participant (the Existing Participant) may:

(a)	assign any of its rights and ownership interests; or

(b)	transfer any of its rights, ownership interests and obligations,

under the Finance Documents to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making or purchasing investments, securities or other financial assets or for the purposes of a Sukuk (the New Participant).

26.2	Company notification

An Existing Participant must provide the Company with no less than 5 Business Days’ prior notice before it makes any assignment or transfer in accordance with Clause 26.1 (Transfers by the Participants) unless the assignment or transfer is:

(a)	on or prior to the date of a Successful Syndication;

(b)	made at a time when an Event of Default is continuing;

(c)	to another Participant; or

(d)	to an Affiliate of a Participant.

26.3	Conditions of assignment or transfer

26.3.1	An assignment will only be effective on:

(a)	receipt by the Investment Agent of written confirmation from the New Participant (in form and substance satisfactory to the Investment Agent (an Assignment Agreement)) that the New Participant will assume the same obligations to the other Finance Parties and the other Secured Parties as it would have been under if it had been an Original Participant; and

(b)	performance by the Investment Agent of all necessary “know your customer” and other similar checks under all applicable laws and regulations in relation to such assignment to a New Participant, the completion of which will be evidenced by the Investment Agent delivering to the Existing Participant and the New Participant a Transfer Certificate or Assignment Agreement (as applicable) countersigned by the Investment Agent.

26.3.2	A transfer will only be effective if the procedure set out in Clause 26.6 (Procedure for transfer) is complied with.

26.3.3	Each New Participant, by executing the relevant Transfer Certificate or Assignment Agreement confirms, for the avoidance of doubt, that the Investment Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Participant or Participants in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Participant would have been had it remained a Participant.

26.4	Assignment or transfer fee

The New Participant shall, on the date upon which an assignment or transfer takes effect, pay to the Investment Agent (for its own account) a fee of AED15,000, except where such assignment or transfer is effected as part of a Successful Syndication in which case no fee shall be payable.

26.5	Limitation of responsibility of Existing Participants

26.5.1	Unless expressly agreed to the contrary, an Existing Participant makes no representation or warranty and assumes no responsibility to a New Participant for:

(a)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;

(b)	the financial condition of any Obligor;

(c)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(d)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.

26.5.2	Each New Participant confirms to the Existing Participant, the other Finance Parties and the Secured Parties that it:

(a)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entitles in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Participant in connection with any Finance Document or the Transaction Security; and

(b)	will continue to make its own independent appraisal of the creditworthiness of any Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

26.5.3	Nothing in any Finance Document obliges an Existing Participant to:

(a)	accept a re-transfer or re-assignment from a New Participant of any of the rights and obligations assigned or transferred under this Clause 25; or

(b)	support any losses directly or indirectly incurred by the New Participant by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.6	Procedure for transfer

26.6.1	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) a transfer is effected in accordance with Clause 26.6.4 when the Investment Agent executes an otherwise duly completed and duly executed Transfer Certificate delivered to it by the Existing Participant and the New Participant.

26.6.2	The Investment Agent shall, subject to Clause 26.6.3, execute the Transfer Certificate referred to in Clause 26.6.1 on the date of receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement.

26.6.3	The Investment Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Participant and the New Participant once it is satisfied it has complied with all necessary “know your customer” or other similar checks under its own internal procedures and all applicable laws and regulations in relation to the transfer to such New Participant.

26.6.4	On the Transfer Date:

(a)	to the extent that in the Transfer Certificate the Existing Participant seeks to transfer its rights, ownership interests and obligations under the Finance Documents, each of the Company and the Existing Participant shall be released from further obligations towards one another under the Finance Documents and their respective rights and ownership interests against one another under the Finance Documents shall be cancelled (being the Discharged Rights and Obligations);

(b)	each of the Company and the New Participant shall assume obligations towards one another and/or acquire rights and ownership interests against one another which differ from the Discharged Rights and Obligations only insofar as that Company and the New Participant have assumed and/or acquired the same in place of each released Obligor and the Existing Participant;

(c)	the Arranger, the Investment Agent, the Security Agent, the New Participant and the other Participants shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Participant been an Original Participant with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Arranger, the Investment Agent, the Security Agent and the Existing Participant shall each be released from further obligations to each other under the Finance Documents; and

(d)	the New Participant shall become a Party as a Participant.

26.7	Procedure for assignment

26.7.1	Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with Clause 26.7.4 when the Investment Agent executes an otherwise duly completed and duly executed Assignment Agreement delivered to it by the Existing Participant and the New Participant.

26.7.2	The Investment Agent shall, subject to Clause 26.7.3, execute the Assignment Agreement referred to in Clause 26.7.1 on the date of receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement.

26.7.3	The Investment Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Participant and the New Participant once it is satisfied it has complied with all necessary “know your customer” or other similar checks under its own internal procedures and all applicable laws and regulations in relation to the assignment to such New Participant.

26.7.4	On the Transfer Date:

(a)	the Existing Participant will assign absolutely all of its rights and ownership interests under the Finance Documents and in respect of the Transaction Security expressed to be the subject of the assignment in the Assignment Agreement;

(b)	the Existing Participant will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Assignment Agreement (and any corresponding obligations by which it is bound in respect of the Transaction Security); and

(c)	the New Participant shall become a Party as a Participant and will be bound by obligations equivalent to the Relevant Obligations.

26.8	Copy of Transfer Certificate or Assignment Agreement to the Company

The Investment Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

26.9	Global Transfer Certificate

The procedure prescribed for assignment an Existing Participant’s rights and ownership interests, or the transfer of an Existing Participant’s rights, ownership Interests and obligations, to a New Participant under this Clause 0 shall also apply in respect of the Global Transfer Certificate, except that for the purposes of the Global Transfer Certificate each reference to “the New Participant” in this Clause 0 shall be deemed to be a reference to “each New Participant”.

26.10	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

27	“Know your customer” checks

27.1	Requests for documentation

If the Investment Agent, the Security Agent or any Participant (or, in the case of Clause 27.1(c), any prospective new Participant) is obliged by:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of an Obligor after the date of this Agreement; or

(c)	a proposed transfer by a Participant of any of its rights and obligations under this Agreement to a party that is not a Participant before such transfer,

to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Investment Agent or any Participant supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Investment Agent (for itself or on behalf of the Security Agent or any Participant) or any Participant (for itself or, in the case of the event described in Clause 27.1(c), on behalf of any prospective new Participant) in order for the Investment Agent, the Security Agent or such Participant or, in the case of the event described in Clause 27.1(c), any prospective new Participant to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

27.2	Supply of documentation

Each Participant shall promptly upon the request of the Investment Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Investment Agent (for itself or the Security Agent) in order for the Investment Agent or the Security Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

28	Language and translation

28.1	Any notice given under or in connection with any Finance Document shall be in English.

28.2	All other documents provided under or in connection with this Agreement shall be in English unless such document is required by applicable law to be in a language other than English, in which case it shall be accompanied by a translation into English certified by a qualified and/or licensed translator.

28.3	In the event that a competent court determines that a version of any document in a language other than English shall prevail, the parties agree that the English version may nevertheless be used to assist in any interpretation of the intentions of the parties.

29	Notices

29.1	Subject to Clauses 29.2 to 29.4, every notice, request, demand or other communication under or in connection with the Finance Documents shall:

(a)	be in writing delivered personally, by courier, by prepaid letter or by fax;

(b)	be deemed to have been received, in the case of a couriered notice or prepaid letter when delivered, and in the case of a fax, when a complete and legible copy is received by the addressee (unless the date of despatch is not a Business Day or the time of despatch of any fax is after the close of business in the UAE in which case it shall be deemed to have been received at the opening of business on the next such Business Day); and

(c)	be sent to each Party in accordance with the details set out in Schedule 5 (Particulars of communication).

29.2	Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(a)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(b)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

29.3	Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Investment Agent or the Security Agent only if it is addressed in such a manner as the Investment Agent or Security Agent shall specify for this purpose.

29.4	Any electronic communication which becomes effective, in accordance with Clause 29.3, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day. For this purpose, the place of receipt of any electronic communication shall be deemed to be the address of the receiving Party in Schedule 5 (Particulars of communication).

29.5	Any communication or document made or delivered to the Company in accordance with this Clause 29 will be deemed to have been made or delivered to each Obligor.

30	Relationship with other Finance Documents

30.1	Relationship with other Finance Documents

30.1.1	Various provisions relating to the transactions contemplated by this Agreement are to be found in the other Finance Documents.

30.1.2	If there is any inconsistency between the provisions of this Agreement and any other Finance Document, those found in this Agreement shall prevail.

30.2	Terms of each Finance Document

Each Party agrees to be bound by any terms expressed to be assumed by it (in any capacity) in any Finance Document to which it is party.

31	Calculations and certificates

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any profit rate (including Variable Rental Payments and Advance Variable Rental Payments), commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

32	Partial invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

34	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

35	Waiver of immunity from suit and enforcement

Each Obligor irrevocably and unconditionally:

(a)	waives any rights of immunity which it or its assets now has or may subsequently acquire in connection with any legal proceedings against it or its assets in relation to the Finance Documents; and

(b)	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with those proceedings, including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of its use or intended use) on any order or judgment which may be made or given in those proceedings.

36	Governing law and jurisdiction

36.1	Subject to Clause 36.2, this Agreement and all non-contractual obligations arising out of or connected with it shall be governed by, and construed in accordance with, English law.

36.2	The Parties agree that the creation and transfer of any proprietary rights of the Parties in relation to the Leased Asset shall be governed by, and construed in accordance with, the laws of Fujairah and the federal laws of the UAE as applied by the UAE federal courts.

36.3	Subject to Clause 36.4, the Parties submit, and waive any objection, to the exclusive jurisdiction of the courts of the DIFC to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute). The Parties agree that the courts of the DIFC are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

36.4	The Parties agree that the UAE federal courts shall have exclusive jurisdiction to settle any dispute arising out of or in connection with the proprietary rights of the Parties in relation to the Leased Asset.

36.5	Notwithstanding Clauses 36.1 to 36.4, the Parties agree that the Finance Parties may take proceedings relating to a Dispute in any other court with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37	Shari’ah

The Parties recognise and agree that the principle of the payment of interest is prohibited under Shari’ah and accordingly, to the extent that any court or legal system would (but for the provisions of this Clause 37) impose (whether by contract or by statute) any obligation to pay interest, the Parties hereby irrevocably and unconditionally expressly waive and reject any entitlement to recover interest from each other

This Agreement is entered into by the Parties on the date stated at the beginning of this Agreement.

Execution pages of the Common Terms Agreement

The Company

Signed by	)
)
duly authorised for and on behalf of Brooge Petroleum and Gas Investment Company FZC	) ) )

The Guarantors

Signed by	)
)
duly authorised for and on behalf of Emirates Investments LLC FZC	) )

Signed by	) )
duly authorised for and on behalf of Al Brooge Capital Providing for Oil and Gas LLC	) )

Execution pages of the Common Terms Agreement

The Investment Agent

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in its capacity as Investment Agent for and on	)
behalf of the Participants	)

The Arranger

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in its capacity as Arranger	)

The Security Agent

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in its capacity as Security Agent for and on	)
behalf of the Participants	)

The Account Bank

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)
in Its capacity as Account Bank	)

The Original Participant

Signed by	)
)
duly authorised for and on behalf of	)
First Abu Dhabi Bank PJSC	)

Execution pages of the Common Terms Agreement